UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AMERICAN TOWER CORPORATION

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Dear Stockholder:

April 12, 2018

It is my pleasure to invite you to American Tower Corporation’s 2018 Annual Meeting of Stockholders, which will be held on Wednesday, May 23, 2018 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116.

The official notice of meeting; the proxy statement, which describes in detail the matters to be discussed and voted on at the meeting; and the form of proxy are included with this letter.

Your vote is important. You may vote your shares over the Internet; by telephone; by mail, if you received a paper copy of the proxy materials by mail and follow the instructions on the proxy card or voting instruction card; or in person at the meeting. If you vote by proxy prior to the meeting, you may withdraw your proxy and vote in person at the meeting if you wish to do so. Whether or not you plan to attend the meeting in person, I urge you to vote as soon as possible so as to be sure that your shares will be represented at the meeting.

On behalf of all of management and your Board of Directors, I thank you for your continued support.

Sincerely,

James D. Taiclet, Jr.

Chairman of the Board, President and

Chief Executive Officer

Letter from the Lead Independent Director

April 12, 2018

It has been my privilege to serve you and my fellow Board members as the Lead Director while the Board has overseen the growth and transformation of American Tower, consistently delivering solid results for our stockholders. I attribute the Company’s strong results in part to sound corporate governance practices that combine independent Board oversight with broad expertise and a talented senior management team that has worked together for more than nine years. We have employed independent, critical thought and have executed appropriate levels of Board involvement and oversight that have produced consistent results as part of our commitment to governance best practices.

Stockholder engagement is crucial to our long-term success. In 2017, one of the key topics we discussed with our stockholders was our corporate responsibility efforts. Environmental sustainability continues to be a foundational element of our business model. In recent years, for example, we have reduced our carbon footprint in our emerging markets through the installation of advanced batteries at select sites without grid power, which has reduced our reliance on fossil fuels. We also installed a large rooftop solar array at our U.S. Tower Division headquarters, which will cover the majority of our electricity needs in the building. In 2017, we launched the American Tower Foundation, an organization that is focused on education and using technology to empower students, teachers and communities in need. This year, we will publish our first standalone sustainability report to provide our stockholders with insight into our sustainability actions, as well as establish a baseline for the Company as we look to continue to reduce fossil fuel usage.

We recognize that board refreshment supports the addition of new ideas, perspectives, independence and skills. In 2017, our Board determined that it was desirable to identify and appoint a new director. We believe that, as part of our refreshment initiatives, diversity is essential to maintaining an effective board. The Nominating and Corporate Governance Committee reviewed the skills and experience of the Board and determined that the Board would benefit from an additional member with strong operational and strategic experience in a large, global enterprise, especially in Latin America, and elected Grace Lieblein in June 2017. Today, American Tower’s Board is 50 percent diverse based on gender, race or ethnicity.

We believe our slate of director nominees represents a well-rounded and well-qualified Board that collectively provides effective oversight and governance of the Company. These and other practices are detailed in the proxy statement, which I encourage you to review before you cast your vote. We are committed not only to delivering solid results, but also to representing your interests.

Thank you for your ongoing support of American Tower. On behalf of our Board of Directors, we look forward to seeing you at the Annual Meeting.

Sincerely,

Pamela D.A. Reeve

Lead Director

Notice of

2018 Annual Meeting of Stockholders

Date:	Wednesday, May 23, 2018
Time:	11:00 a.m. local time
Location:	Braemore/Kenmore Room The Colonnade Hotel 120 Huntington Avenue Boston, Massachusetts 02116
Record Date:	March 28, 2018

At the Annual Meeting you will be asked to:
Proposal 1	Elect ten Directors for the ensuing year or until their successors are elected and qualified;
Proposal 2	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018;
Proposal 3	Approve, on an advisory basis, our executive compensation; and
Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

HOW YOU MAY VOTE

You may vote if you were a stockholder of record on March 28, 2018 (the record date). To ensure that your shares are represented at the meeting, please vote as soon as possible by one of the following methods:

For more detailed information on voting, please see “How do I cast a vote?” in the “Questions & Answers” section beginning on page 74 of this Proxy Statement.

By order of the Board of Directors,

Edmund DiSanto
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary

Boston, Massachusetts

April 12, 2018

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Whether or not you expect to attend the Annual Meeting, please vote as soon as possible to ensure representation of your shares at the Annual Meeting. You may vote your shares over the Internet, by telephone or by mail (as applicable) by following the instructions on the proxy card or voting instruction card.

Materials will be made available on or about April 12, 2018.

PROXY STATEMENT SUMMARY	1

CORPORATE GOVERNANCE	8

General	8

Board of Directors	8

Board Leadership Structure	8
Selection of Directors and Board Refreshment	8

APPENDIX A	A-1

Proxy Statement Summary

The following pages provide a summary of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before submitting your vote.

Proposals To Be Voted On

Proposal		Board’s Voting Recommendation	Page Reference

Proposal No. 1	Election of Directors	FOR each nominee	64

Proposal No. 2	Approval of Independent Accountant	FOR	71

Proposal No. 3	Advisory Vote on Executive Compensation	FOR	72

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Board and Corporate Governance Developments

Our Board of Directors (Board) is committed to highly effective corporate governance that is responsive to stockholders, ensuring that the Company delivers on its strategic objectives.

Stockholder Outreach

We believe that regular, transparent stockholder engagement is essential to American Tower’s long-term success. In 2017, we continued our practice of engaging with stockholders to understand their perspectives on corporate governance, executive compensation, sustainability and other matters. We made presentations at financial and industry conferences, met with financial analysts and investment firms, held in-person meetings with institutional stockholders and responded to inquiries from our stockholders. Through these discussions in recent years, we received valuable feedback from our stockholders, which, among other things, impacted our compensation design and corporate governance practices. For example, in our compensation design, we reduced the emphasis on individual performance, increased the weighting of performance-based equity awards (and moved to a three-year performance period) and eliminated stock options. In addition, we implemented proxy access at 3%, 3 years, 25% of the Board, allowing stockholders the ability to nominate directors and have those nominees listed in our proxy statement and on our proxy card. We also adopted a formal policy on hedging and pledging and reduced the threshold required for stockholders to call a special meeting. In response to investor feedback and internal drivers, we will publish our first sustainability report in 2018 to provide greater transparency in our environmental, social and governance initiatives.

Board Refreshment and Evaluation

Our Board consists of directors with a range of tenure, with our longer-serving directors providing important institutional knowledge and experience and our newer directors bringing fresh perspectives to deliberations. The Nominating and Corporate Governance Committee (Nominating Committee) regularly assesses our directors’ mix of skills, experience, tenure and diversity in light of our long-term strategy and advises the Board of its determinations with respect to Board composition and director refreshment. Our Nominating Committee is continually identifying and evaluating potential director nominees, taking into consideration the overall needs, composition and size of the Board, as well as the criteria described on page 11 under “Director Skills and Qualifications Criteria.” In addition, our Board believes it is important to review its effectiveness and that of its standing committees on an annual basis and accordingly, engages with an outside independent consultant to conduct that evaluation and provide critical feedback. The feedback generated from this process assists the Board, and particularly the Nominating Committee, in determining the composition and skill set required for our Board to function effectively and oversee management’s implementation of the Company’s strategic goals and priorities. Our Board refreshment has been active in recent years, with two of our nine independent directors having served fewer than three years, including Grace D. Lieblein, who was elected to the Board in June 2017.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Corporate Responsibility Highlights

We understand that the way we conduct our business is an integral component of the continued success of our Company. As a result, our commitment to responsible corporate citizenship is woven into all aspects of our global culture.

Our four strategic pillars of corporate responsibility—ethics, environment, people and philanthropy—are rooted in our core values.

Ethics: Dedication to ethical business practices	People: Development of our diverse global teams

•   Maintain a diverse and independent Board to promote sound corporate governance practices.

•   Give our stockholders a significant voice in director elections through proxy access.

•   Provide our employees with comprehensive development opportunities, including courses and training on our Foreign Corrupt Practices Act and Code of Ethics and Business Conduct policies.

•   Hold our vendors to high ethical and compliance standards.

•   Focus on building an inclusive, diverse and high-performing workforce that reflects the global communities in which we do business.

•   Assist our employees with their career goals through a range of development tools and resources.

•   Ensure that we are compliant with health and safety standards through wide-ranging training programs and comprehensive internal audit processes.

Environment: Preservation of our environment	Philanthropy: Focus on giving back to our communities

•   Reduce our environmental footprint by colocating multiple tenants on a single structure.

•   Focus on energy and power management solutions to reduce our reliance on fossil fuels and increase usage of renewable energy sources through our Innovation Council.

•   Install advanced batteries at select sites without grid power.

•   Maintain a dedicated team to work with regulators to understand and optimize our full compliance with environmental laws.

•   Focus on education and using technology to empower students, teachers and communities in need through grants from the American Tower Foundation, which we launched in 2017.

•   Provide technology in rural communities in our global markets, such as our Digital Village Squares in India.

•   Maintain Company-sponsored volunteer days around the globe and a matching gift program in the U.S. through which the American Tower Foundation matches employees’ charitable donations.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Executive Compensation Philosophy

Under our pay for performance philosophy, the vast majority of executive compensation is variable and tied to Company and individual performance. Our goal is to reward our executive team for their leadership in meeting key near-term goals and objectives while also positioning the Company to generate sustainable long-term stockholder value.

We Reward Based On	Key Features

•   Company annual and three-year performance relative to pre-established financial goals;

•   Individual annual performance relative to pre-established goals based on the Company’s strategy;

•   Company annual financial performance relative to that of competitors and peer group companies; and

•   Other relevant considerations, such as retention of
executives with a multiyear track record of outstanding performance and proven leadership ability.

•   Double-Trigger Equity Vesting and No Tax Gross-Ups in the event of a Change of Control;

•   Reasonable Retirement and Welfare Benefits and No Pension Arrangements;

•   Claw Back Provisions;

•   Stock Ownership Guidelines;

•   Anti-Insider Trading Policy, including Prohibition on Hedging and Pledging;

•   Use of an Independent Compensation Consultant;

•   No Repricing or Repurchasing of Stock Options;

•   Annual Risk Assessment; and

•   Equity Awards Weighted Towards Long-Term Performance-Based Metrics.

2017 Business Highlights

Key Financial Results(1)

•	Net income for the year was over $1.2 billion;
•	Consolidated Adjusted Funds From Operations (Consolidated AFFO) per Share increased nearly 16%, to $6.72;
•	Declared an aggregate of nearly $1.1 billion in cash dividends to common stockholders, including the dividend paid in January 2018 to stockholders of record as of December 28, 2017;
•	Repurchased over 6 million shares of Common Stock, for a total of nearly $0.8 billion;
•	Maintained a strong balance sheet, ending the year with $3.0 billion in liquidity;
•	Maintained our investment grade rating;
•	Raised nearly $2.7 billion(2) in the debt capital markets; and
•	Ended the year within our established long-term financial policy of 3-5x leverage.

▶	Total property revenue increased nearly
15% to $6.6 billion

▶	Net income increased more than
26% to over $1.2 billion

▶	Adjusted EBITDA increased more than
15% to $4.1 billion

▶	Consolidated AFFO increased more than
16% to $2.9 billion

▶	Return on Invested Capital increased to more than
10%

(1)	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.
(2)	Includes €500.0 million of Euro-denominated notes issued in April 2017, based on the Euro/U.S. dollar exchange rate on the date of issuance.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Asset Expansion in Legacy and New Markets

We expect our 2017 global portfolio expansion efforts in our legacy and new markets to further extend our ability to generate compelling long-term sustainable growth. These transactions included:

•	Launch of operations in two new markets through our acquisitions of (i) FPS Towers SAS (FPS), which owned or operated nearly 2,500 wireless tower sites in France and (ii) communications sites in Paraguay from Tigo Paraguay;
•	Continued expansion of our communications site portfolio in existing markets through the construction of nearly 2,000 sites and the acquisition of over 1,600 sites;
•	Acquisition of urban telecommunications assets in Mexico, including more than 50,000 concrete poles and approximately 2,100 route miles of fiber; and
•	Entry into definitive agreements with Idea Cellular Limited (Idea) and Vodafone India Limited (Vodafone), through which we have added approximately 10,000 communications sites and expect to add approximately 10,000 additional communications sites to our existing portfolio in India.

CEO’s Track Record of Success

Mr. Taiclet has served as our CEO since 2003. Under his stewardship, American Tower has continued to deliver solid performance while substantially growing its operations and simultaneously returning cash to stockholders. Below are some of the key highlights relating to Mr. Taiclet’s tenure with the Company (beginning at the end of 2003 through December 31, 2017):

•	Completed several transformative transactions, including the acquisition of SpectraSite, Inc. in 2005, the acquisition of MIP Tower Holdings LLC in 2013, the transaction with Verizon Communications Inc. in 2015, the acquisition of Viom Networks Limited (Viom) in 2016 and the acquisition of FPS in 2017, all of which strategically positioned the Company as a global leader in multitenant communications real estate;
•	Exceeded our long-term aspirational goal for growth over a ten-year horizon by quadrupling assets and certain financial metrics ahead of schedule;
•	Increased our asset base by a factor of ten, from 15,000 communications sites to over 150,000 communications sites;
•	Expanded our geographic footprint from three countries to 16 countries, while diversifying our tenant base with well-capitalized global mobile network operators; and
•	Returned excess capital to stockholders, including through our stock repurchase program and distributions to preferred and common stockholders in the aggregate of approximately $9.4 billion, including the dividend paid in January 2018.

Executive Pay Mix

CHIEF EXECUTIVE OFFICER – TARGET COMPENSATION	AVERAGE OF OTHER FOUR NEOS– TARGET COMPENSATION

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Our Director Nominees

You are being asked to vote on the election of ten Directors. All Directors are elected annually by a majority of votes cast. Detailed information about each Director’s background, skill set and areas of expertise can be found beginning on page 65.

Name and Title	Age	Director Since	Independent	Committee Memberships			Other Public Company Boards
				Audit	Compensation	Nominating
JAMES D. TAICLET, JR.† Chairman, President & CEO, American Tower Corporation	57	2003					Lockheed Martin Corporation
RAYMOND P. DOLAN Former President & CEO, Sonus Networks, Inc.	60	2003	✓				None
ROBERT D. HORMATS Vice Chairman, Kissinger Associates, Inc.	74	2015	✓				None
GUSTAVO LARA CANTU Former CEO, Monsanto Company (Latin American North Division)	68	2004	✓				None
GRACE D. LIEBLEIN Former VP, Global Quality of General Motors	57	2017	✓				Southwest Airlines Co.; Honeywell International Inc.
CRAIG MACNAB Former CEO and Chairman, National Retail Properties, Inc.	62	2014	✓				Forest City Realty Trust, Inc.; VICI Properties, Inc.
JOANN A. REED Healthcare consultant and former SVP, Finance and CFO, Medco Health Solutions, Inc.	62	2007	✓				Mallinckrodt plc; Waters Corporation
PAMELA D.A. REEVE* Former President and CEO, Lightbridge, Inc.	68	2002	✓				Frontier Communications Corporation
DAVID E. SHARBUTT Former CEO and Chairman, Alamosa Holdings, Inc.	68	2006	✓				None
SAMME L. THOMPSON President, Telit Associates, Inc.	72	2005	✓				Spok Holdings, Inc.

†	Sole Management Director

*	Lead Director

Chair
Member
Audit Committee Financial Expert

Board of Directors Snapshot for Fiscal Year 2017

Number of Directors: 10	Number of Directors Added in Last Three years: 2

Average Age: 65	Number of Board Meetings in 2017: 8

Number of Independent Directors: 9 (all except our Chairman)	Average Director Attendance in 2017: 95%

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Board Diversity

While we do not have a specific diversity policy for our Board, our Corporate Governance Guidelines provide for selecting Directors who reflect a diversity of skills, professional and personal backgrounds and experiences. We are proud to have Directors who are highly diverse, including with respect to gender, race and experience. Here are some statistics regarding the composition of our Board in 2017:

Our Board consists of individuals with diverse and complementary business, leadership and financial expertise. Many of our Directors have leadership experience at major domestic and multinational companies, as well as experience on the boards of other companies and organizations, which provide an understanding of different business processes, challenges and strategies. Most of our Directors have industry and public policy experience that provides insight into issues faced by public companies.

Key Corporate Governance Best Practices

•  Annual Election of All Directors

•  All Directors Except Chairman Are Independent (Our CEO serves as Chairman and is the only Management Director)

•  Lead Independent Director

•  Only Independent Directors Serve on Board’s Standing Committees

•  Majority Voting for Directors

•  Independent Directors Meet Without Management Present

•  Annual Review of Board Composition and Succession Planning

•  One Vote per Share of Common Stock

•  Regular Stockholder Engagement

•  Proxy Access (3%, 3 years, 25% of Board)

•  Code of Ethics and Business Conduct Policy

•  Corporate Governance Guidelines

•  Disclosure Committee for Financial Reporting

•  Stock Ownership Requirements for Directors and Executives

•  Annual Advisory Vote on Executive Compensation

•  Stockholders’ Right to Act by Written Consent

•  Anti-Insider Trading Policy, including Anti-Hedging and Anti-Pledging Provisions

•  Claw Back Provisions

•  Double-Trigger Equity Vesting and No Tax Gross-Ups in a Change of Control

•  Stockholder Ability to Call Special Meetings (25% Ownership Threshold)

•  Annual Risk Assessment

•  Review and Approval Policy for Related Party Transactions

•  Independent Compensation Consultant

•  Annual Review of CEO Performance, Under Leadership of Lead Independent Director

•  Onboarding Program for new Directors

•  Directors Attend Continuing Education Programs

•  Stock Options Are Not Repriced or Repurchased

Related Party Transactions, Director Independence and Code of Conduct

For fiscal year 2017, there were:

•	NO related party transactions
•	NO transactions that affected our Directors’ independence
•	NO violations or waivers of our Code of Ethics and Business Conduct Policy (Code of Conduct) with respect to our Directors or executive officers

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

Corporate Governance

General

Our Board is committed to strong corporate governance practices and dedicated to ensuring that American Tower is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board and its three standing committees—Audit; Compensation; and Nominating and Corporate Governance—meet throughout the year and engage in meaningful discussions with management to ensure that the Board is informed regarding the Company’s activities, operating plans and strategic initiatives.

To promote full compliance with all applicable corporate governance standards and remain aligned with best practices, the Board has adopted corporate governance principles and procedures, which it reviews and amends as necessary. We also continuously review guidance and interpretations provided by the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE). Furthermore, we engage in meaningful discussions with our stockholders regarding governance issues and potential improvements.

You can access our charters for each of our current committees, Corporate Governance Guidelines and Amended and Restated By-Laws (By-Laws) in the “Investor Relations” section of our website, www.americantower.com, and our Code of Conduct in the “Corporate Responsibility” section of our website. You may also request such documents be mailed to you by writing to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations. Each charter is reviewed annually.

Board of Directors

BOARD LEADERSHIP STRUCTURE

The Board is led by our President and CEO, James D. Taiclet, Jr., who assumed the role of Chairman of the Board in February 2004 and is the only management Director. Pamela D.A. Reeve is our independent Lead Director, a role she has held since May 2004 when appointed by the independent Directors.

The Nominating Committee frequently reviews the current Board structure, including whether the roles of Chairman and CEO should be separated. The Nominating Committee continues to believe that having a single Chairman and CEO with a strong Lead Director, complemented by an independent Board, has provided an appropriate balance and has contributed to our pursuit of sound corporate governance and Board effectiveness. We believe that having our CEO, the individual most familiar with our day-to-day operations, chair regular Board meetings ensures that key business issues and stockholder interests are brought to the attention of our Board in a timely manner. The Company’s growth since Mr. Taiclet was appointed CEO in 2003 demonstrates that this leadership structure effectively promotes communication between the Board and management, which directly benefits our stockholders and other stakeholders.

SELECTION OF DIRECTORS AND BOARD REFRESHMENT

We are committed to ensuring that our Board is made up of Directors who bring a wealth of leadership experience, knowledge and skills that benefit our Company and stockholders. The Nominating Committee reviews the characteristics, skills and experience of the Board as a whole and its individual members on an ongoing basis to assess those traits against the needs identified to benefit the Company, its management and its stockholders.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

The Board, including the Nominating Committee, believes that periodic Board refreshment is necessary to optimize the Board’s effectiveness. As we expand our operations throughout the world, the Nominating Committee strives to create a Board with the knowledge and skills necessary to oversee a global company effectively.

Board Succession Planning

The Nominating Committee works with the Chairman and Lead Director to develop a Board succession plan that effectively promotes the Company’s long-term strategic objectives. The Nominating Committee continuously evaluates the Board’s composition in light of the Company’s strategy and regularly reviews the current tenure of the Board. As a result, the Nominating Committee recommended two new Directors to the Board over the past three years to increase the Board’s diversity and international, operational and financial expertise.

Process for Director Nomination / Selection

In considering candidates for the Board, the Nominating Committee recommends individuals whom it believes can best enhance the success of the business and represent stockholder interests through the exercise of sound judgment in light of the full Board’s experience. To identify and evaluate Director candidates, the Nominating Committee requests recommendations from Board members and others, holds meetings to evaluate biographical information and background material relating to potential candidates and, along with other Board members, interviews selected candidates.

As a stockholder, you may recommend to the Nominating Committee an individual for consideration as a potential Director candidate. To do so, please submit the candidate’s name, together with appropriate biographical information and background materials, to David E. Sharbutt, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. If the biographical and background material provided for stockholder recommended candidates is appropriate, the Nominating Committee will evaluate the candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The Nominating Committee will review each candidate’s qualifications in light of the Board’s needs, given the current mix of Director attributes.

Stockholders proposing Director nominations must comply with the advance notice and specific information requirements in our By-Laws, which include, among other things, the disclosure of hedging, derivative interests and other material interests of the nominating stockholder and Director nominee. In addition, each Director nominee proposed by a stockholder must deliver, promptly following the stockholder meeting at which such nominee is elected or re-elected, a statement that he or she agrees to tender an irrevocable advance resignation in accordance with our Corporate Governance Guidelines.

The Lead Director performs the following responsibilities to co-manage the Board effectively:

•	Assists the Chairman in communicating with, and assigning tasks to, the other Board members;

•	Works with the Chairman to establish agendas for upcoming Board meetings and reviews meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	Leads discussions regarding risk management;

•	Together with the Chairperson of the Compensation Committee, prepares and conducts the annual performance review of the CEO, with input from each Director on the CEO’s performance and achievements during the year and from the Compensation Committee on proposed compensation matters; and

•	Serves as Chairperson of all Board meetings at which the Chairman is not present, including the Board’s executive sessions of non-management Directors, as defined under the NYSE rules, which are held at least once per quarter. Any non-management Director, including the Lead Director, may request additional executive sessions.

BOARD ACCOUNTABILITY

The following governance policies provide board accountability to stockholders:

•	Annual election of the entire Board

•	Majority voting for Directors

•	Stockholder right to call special meeting

•	Stockholder right to act by written consent

•	Proxy access

•	Regular stockholder engagement

•	One vote per share of Common Stock

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

Proxy Access

In addition, our By-Laws permit a group of up to 20 stockholders who have owned at least three percent (3%) of American Tower stock continuously for at least three (3) years the ability to submit Director nominees—up to twenty-five percent (25%) of the Board—for inclusion in our proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in our By-Laws.

Holders of at least 3% of AMT stock held by up to 20 stockholders
Holding the stock continuously for at least 3 years
Can nominate up to 25% of the Board for election at an annual meeting of stockholders

BOARD MEETINGS

During fiscal 2017, our Board held four regular meetings in person and four special meetings by telephone. Each current Director attended at least 75% of the aggregate number of meetings of our Board and the committees on which he or she served. All of the then-current Directors attended our 2017 Annual Meeting of Stockholders. We encourage, but do not require, our Directors to attend each annual meeting of stockholders.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

DIRECTOR SKILLS AND QUALIFICATIONS CRITERIA

In considering candidates for inclusion in the Board’s slate of recommended Director nominees, the Nominating Committee considers individuals who have the desired skills, capabilities and experiences relevant to a global, publicly traded company and helpful for developing an understanding of our business. As described in our Corporate Governance Guidelines, the Nominating Committee assesses director candidates based on specific criteria. Although the Nominating Committee does not assign specific numeric weights to these skills in its assessments, any Director candidate is expected to possess substantive knowledge or experience in several of the following criteria:

PRIOR EXPERIENCE IN A LEADERSHIP/EXECUTIVE ROLE:
A Director’s leadership experience, especially in an executive role, strongly enhances the Board’s ability to manage risk and oversee operations.
OPERATIONAL AND MANAGEMENT EXPERIENCE:

Individuals who possess managerial and day-to-day operational experience, including a demonstrable track record of managing a growth business while also delivering margin expansion or experience in managing the successful innovative transition of a business, enhance the Board’s ability to understand and effectively oversee each market’s operations.

FINANCE/CAPITAL ALLOCATION EXPERIENCE:

Directors with finance experience assist in evaluating our financial strategy and capital allocation strategy. Our capital allocation strategy and maintenance of a strong balance sheet require certain of our Directors to have financial literacy to oversee financial decisions, financial results and internal controls.

WIRELESS AND/OR REIT INDUSTRY EXPERIENCE:
Directors with experience in our industry have the knowledge needed to leverage business relationships, develop new business and provide operational insight.
INTERNATIONAL EXPERIENCE:
Given that we operate in 16 countries across five continents, our Board believes that international experience helps the management team achieve the Company’s growth objectives.
STRATEGIC AND TECHNOLOGY EXPERIENCE:

Directors with strategic and/or technology experience, including direct involvement in major technology or research and development initiatives, bring certain unique skills to guide the management team in strategic and operational matters.

PRIOR BOARD AND GOVERNANCE EXPERIENCE:
Current or recent board and governance experience gives our Directors the knowledge and capabilities to perform their duties on the Board effectively.
THOUGHT LEADERSHIP:
Directors with experience in working with business and policy thought leaders help further our strategic vision to lead wireless connectivity around the globe.
GOVERNMENT AND PUBLIC POLICY:
Directors with governmental and public policy experience help us understand and comply with regulatory environments across our global footprint.

As demonstrated in the Directors’ biographies beginning on page 65, the Nominating Committee also focuses on issues of diversity, including traditional diversity categories such as gender, race and national origin, as well as diversity and differences in viewpoints and skills. The Nominating Committee seeks to maintain a Board that is strong in its collective knowledge and has a diversity of skills, ability, perspectives and experience that enable the Board to fulfill its responsibilities. The Nominating Committee evaluates each individual Director candidate in the context of the Board as a whole.

In determining whether to recommend a Director for re-election, the Nominating Committee also considers the Director’s past attendance at meetings and participation in, and contributions to, the activities of the Board and standing committees.

DIRECTOR ONBOARDING AND CONTINUING EDUCATION

To familiarize new Directors with American Tower’s business, strategies and policies, and to assist new Directors in developing Company and industry knowledge to optimize their service on the Board, we conduct a robust orientation program for new Directors, which includes, among other things, a presentation on our business and wireless infrastructure sector, each of our

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

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regional markets, our capital structure, board and committee responsibilities, corporate responsibility (including the American Tower Foundation), legal and risk management, corporate governance guidelines and policies, and securities trading and reporting. Because we believe that our Directors should be continually educated regarding corporate governance processes and practices, our business and our industry, we periodically conduct Board education sessions, often using external experts. The Nominating Committee annually reviews that year’s Director training initiatives to determine programs for the upcoming year. Additionally, we encourage each independent Director to attend, annually and at the Company’s expense, at least one board education course offered by either an academic institution or a professional service organization.

DIRECTOR INDEPENDENCE

The NYSE rules effectively create a two-step process for determining whether a Director qualifies as “independent.” First, a Director must satisfy the bright-line standards for independence established by the NYSE. And second, the Board must affirmatively determine that the Director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

As set forth in our Corporate Governance Guidelines, the Board has established guidelines to help it determine whether a Director has a material relationship with the Company. Under these guidelines, a Director is not considered to have a material relationship with the Company solely on the grounds that he or she:

•	is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, us for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues;

•	is an executive officer of another company that is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company at which he or she serves as an executive officer;

•	is a director of another company that does business with us, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of our Board with respect to such other company; or

•	serves as an executive officer of any charitable organization, unless our charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such charitable organization’s consolidated gross revenues.

In addition, ownership of a significant amount of our Common Stock, by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the other independent Directors will determine whether a material relationship exists, based upon the recommendation of the Nominating Committee. No immediate family relationship exists between any of our Directors or executive officers and any other Directors or executive officers.

The Board has determined that, based on his or her compliance with the Board’s established guidelines, each of American Tower’s non-management Directors has no material relationship with us and is “independent” under Section 303A.02 of the NYSE listing standards. In making its assessment, the Board determined that each of Messrs. Dolan, Hormats and Lara and Ms. Reed had no relationship with the Company, other than being a Director or stockholder. With respect to Messrs. Macnab, Sharbutt and Thompson and Mses. Lieblein and Reeve, the Board determined that relationships that existed with the Company were immaterial. Specifically, the Board considered that each of Messrs. Macnab, Sharbutt and Thompson and Mses. Lieblein and Reeve served or

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

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Board of Directors

currently serves as a director (or executive officer in the case of Mr. Macnab) of a company that does business with us, as follows: Mr. Macnab served as a director and executive officer of National Retail Properties, Inc. (NRP) until April 2017; Mr. Sharbutt currently serves as a director of Flat Wireless, LLC; Mr. Thompson currently serves as a director of Spok Holdings, Inc.; Ms. Lieblein currently serves as a director of Honeywell International Inc. and Southwest Airlines Co.; and Ms. Reeve currently serves as a director and chair of Frontier Communications Corporation. In each case, the Board determined that such service was in accordance with the NYSE listing standards and our Corporate Governance Guidelines in that none of these Directors beneficially owns five percent (5%) or more of the outstanding capital stock of the applicable company, each recuses himself or herself from any deliberations of the Board with respect to the applicable company, and, with respect to Mr. Macnab, payments by the Company to NRP represented less than 0.01% of both our and NRP’s revenues for fiscal 2017.

BOARD COMMITTEES

Our Board has three standing committees: The Audit Committee; the Compensation Committee; and the Nominating Committee. Only independent Directors serve on the standing committees.

      Audit Committee

Members: JoAnn A. Reed (Chair) Grace D. Lieblein(1) Craig Macnab David E. Sharbutt(2) Meetings in 2017: 8

Key Responsibilities:

•   Oversees management’s financial reporting processes.

•   Meets with our independent registered public accounting firm, outside the presence of management, to discuss our financial reporting, including internal accounting controls and policies and procedures.

•   Approves all fees related to audit and non-audit services.

•   Has the sole authority to appoint, retain, terminate and determine the compensation of our independent registered public accounting firm.

•   Oversees our systems of internal accounting and financial controls.

•   Reviews the global internal audit plan, including the annual fraud risk assessment.

•   Reviews the annual independent audit of our financial statements.

•   Reviews our financial disclosures.

•   Reviews and implements our Code of Conduct in conjunction with oversight by the Ethics Committee.

•   Establishes and implements “whistle-blowing” procedures.

•   Oversees risk, litigation, cybersecurity, and other compliance matters.

(1)	Ms. Lieblein was appointed to the Audit Committee in June 2017.
(2)	Mr. Sharbutt was appointed to the Audit Committee in April 2017.

Each member of the Audit Committee is an audit committee financial expert under SEC rules and has the accounting or related financial-management expertise required under NYSE rules. In addition, each member is “independent” under the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). No Audit Committee member serves on the audit committee of more than two other public companies.

The Audit Committee’s meetings in 2017 were designed to facilitate and encourage communication between members of the Audit Committee, management, our internal auditors and our independent registered public accounting firm, Deloitte & Touche LLP. Prior to each earnings release, the Audit Committee met with management and our auditors to review the financial results.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

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Board of Directors

      Compensation Committee

Members: Samme L. Thompson (Chair) Gustavo Lara Cantu Raymond P. Dolan Meetings in 2017: 6

Key Responsibilities:

•   Assists the Board in establishing compensation policies for our executive officers and the Board, including approving employment agreements or arrangements with executive officers.

•   Reviews and approves individual and overall corporate goals and objectives related to executive compensation; evaluates executive performance in light of those goals and objectives; and determines executive compensation levels based on this evaluation, including as it relates to our CEO.

•   Annually assesses—together with its independent compensation consultant and management—the factors and criteria underlying our compensation plans for all employees to determine whether any elements create an inappropriate level of risk, as well as methods to mitigate any identified potential risks. This includes considering, among other things:

–  whether each plan provides for an overachievement mechanism or cap on performance incentive award opportunity;

–  the existence of discretionary authority;

–  whether payouts are linked to overall Company goals;

–  the timing of prospective payments;

–  the inclusion of certain windfall or “claw back” provisions;

–  the contribution of the awards to a participant’s total mix of compensation; and

–  any risk-mitigating factors.

•   Administers our equity incentive plans, approving any proposed amendments or modifications.

•   Reviews our compensation programs.

•   Oversees our stock ownership guidelines.

•   Regularly reviews executive compensation market trends, recommending changes to programs or processes accordingly.

•   Reviews Compensation Committee reports for inclusion in appropriate regulatory filings.

For more information on the Compensation Committee’s role and our processes and procedures for determining executive compensation, see “Compensation Discussion and Analysis” beginning on page 25.

      Nominating and Corporate Governance Committee

Members David E. Sharbutt (Chair) Robert D. Hormats Pamela D.A. Reeve Meetings in 2017: 6

Key Responsibilities:

•   Identifies and recommends individuals to serve on the Board and its committees.

•   Develops and makes recommendations with respect to our Corporate Governance Guidelines, including the appropriate size, composition and responsibilities of the Board and its committees.

•   Reviews corporate governance best practices and market trends.

•   Reviews and approves or ratifies any related party transactions.

•   Reviews any contemplated outside directorships of current Board members.

•   Establishes performance criteria for the annual evaluation of the Board and its committees.

•   Oversees the annual self-evaluation by Board members.

•   Responds to stockholder requests and inquiries.

•   Reviews and recommends Director training initiatives.

•   Reviews Director onboarding program.

•   Advises the Board with respect to Board committee charters, composition and protocol.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

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Board of Directors

ANNUAL EVALUATION

To identify areas that are effective and areas for improvement, our Board, with oversight by the Nominating Committee, conducts annual evaluations of its performance and that of each of its three standing committees. The table below summarizes the process followed in 2017. We expect to conduct a similar Board and committee self-evaluation process in 2018.

Identification of Third-Party Consultant: Information Gathering

The Nominating Committee hired an independent consultant to conduct the Director self-evaluation process. Using a set of prepared questions as a guide, the consultant conducted interviews and discussion sessions with each committee’s members, individual Directors and the full Board, as well as with members of senior management who interact with the Board. In addition, each Board member completed a survey to independently assess the Board and applicable committees. The consultant attended one complete set of quarterly meetings (Board and each committee) to assess the Board and committee performance firsthand.

Review and Assessment: Report to Nominating Committee and Board	The third-party consultant gathered the information in these sessions and surveys, analyzed the data and presented its findings to our Nominating Committee and full Board.

Action by the Nominating Committee

The Nominating Committee used these results to review and assess the Board’s and each committee’s composition and required skill sets, responsibilities, structure, processes and effectiveness. In addition, the Nominating Committee discussed the implementation of any changes recommended by the consultant.

DIRECTOR COMPENSATION

As of December 31, 2017, our standard compensatory arrangement with our non-management Directors included the following:

•	annual retainer of $85,000;

•	annual payment of $10,000 for each committee on which a Director serves (except that members of the Audit Committee receive $15,000);

•	annual payment of $10,000 to the Chairperson of the Nominating Committee and $15,000 to the Chairpersons of the Audit and Compensation Committees; and

•	annual payment of $30,000 to the Lead Director of the Board.

On March 10, 2017, based on their performance in the prior year and expected future contributions to the Company, we granted each of the non-management Directors, other than Ms. Lieblein (who had not yet joined our Board), 1,321 restricted stock units (RSUs), which fully vest and are settled in shares of Common Stock on the one-year anniversary of the grant. In June 2017, in connection with Carolyn F. Katz’s retirement from the Board effective May 31, 2017, the Compensation Committee approved a modification of her RSU award, which resulted in the immediate vesting of her 1,321 RSUs.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

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Board of Directors

The following table provides information regarding the compensation of each non-management Director who served on our Board during the year ended December 31, 2017. Information regarding the compensation of Mr. Taiclet may be found under “Executive Compensation” beginning on page 53.

DIRECTOR COMPENSATION FOR 2017

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1)(2) (c)	Total($) (h)

Raymond P. Dolan	$ 95,000	$150,039	$245,039

Robert D. Hormats	$ 95,000	$150,039	$245,039

Carolyn F. Katz(3)	$ 50,000	$150,039	$200,039

Gustavo Lara Cantu	$ 95,000	$150,039	$245,039

Grace D. Lieblein(4)	$ 50,000	$ —	$50,000

Craig Macnab	$100,000	$150,039	$250,039

JoAnn A. Reed	$115,000	$150,039	$265,039

Pamela D.A. Reeve	$125,000	$150,039	$275,039

David E. Sharbutt	$116,250	$150,039	$266,289

Samme L. Thompson	$110,000	$150,039	$260,039

(1)	The amount in column (c) reflects the aggregate grant date fair value of awards granted for the fiscal year ended December 31, 2017. The aggregate grant date fair value of the awards was calculated by multiplying the number of shares of Common Stock underlying the RSU awards by $113.58, the closing market price of shares of our Common Stock on the grant date, March 10, 2017.

(2)	No stock option awards were granted during the fiscal year ended December 31, 2017. As of December 31, 2017, each non-management Director who served on our Board during 2017 held the following shares of Common Stock underlying the RSU awards and outstanding options to purchase Common Stock. As of December 31, 2017, all of the following options were fully vested and exercisable. Ms. Lieblein had no equity awards outstanding as of December 31, 2017.

Name	Number of Unvested Shares Underlying Restricted Stock Unit Award (#)	Market Value of Unvested Shares Underlying Unvested Restricted Stock Units ($)(i)	RSU Grant Date	Number of Securities Underlying Outstanding Options (#)	Option Exercise Price ($)	Option Grant Date

Raymond P. Dolan				3,653	$50.78	3/10/2011

				3,590	$62.00	3/12/2012

				3,239	$76.90	3/11/2013

				5,054	$81.18	3/10/2014

				4,971	$94.57	3/10/2015
	1,321	$188,467	3/10/2017

Robert D. Hormats	1,321	$188,467	3/10/2017

Carolyn F. Katz(ii)				5,000	$37.70	3/17/2008

				7,152	$28.39	3/10/2009

				4,167	$43.11	3/10/2010

				3,653	$50.78	3/10/2011

				3,590	$62.00	3/12/2012

				3,239	$76.90	3/11/2013

				5,054	$81.18	3/10/2014
				4,971	$94.57	3/10/2015

Gustavo Lara Cantu	1,321	$188,467	3/10/2017

Craig Macnab				5,953	$94.57	3/10/2015
	1,321	$188,467	3/10/2017

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Risk Oversight

Name	Number of Unvested Shares Underlying Restricted Stock Unit Award (#)	Market Value of Unvested Shares Underlying Unvested Restricted Stock Units ($)(i)	RSU Grant Date	Number of Securities Underlying Outstanding Options (#)	Option Exercise Price ($)	Option Grant Date

JoAnn A. Reed				5,000	$37.70	3/17/2008

				7,152	$28.39	3/10/2009

				4,167	$43.11	3/10/2010

				3,653	$50.78	3/10/2011

				3,590	$62.00	3/12/2012

				3,239	$76.90	3/11/2013

				5,054	$81.18	3/10/2014

				4,971	$94.57	3/10/2015
	1,321	$188,467	3/10/2017

Pamela D.A. Reeve				7,152	$28.39	3/10/2009

				4,167	$43.11	3/10/2010

				3,653	$50.78	3/10/2011

				3,590	$62.00	3/12/2012

				3,239	$76.90	3/11/2013

				5,054	$81.18	3/10/2014

				4,971	$94.57	3/10/2015
	1,321	$188,467	3/10/2017

David E. Sharbutt				3,590	$62.00	3/12/2012

				3,239	$76.90	3/11/2013

				5,054	$81.18	3/10/2014

				4,971	$94.57	3/10/2015
	1,321	$188,467	3/10/2017

Samme L. Thompson				5,000	$37.70	3/17/2008

				7,152	$28.39	3/10/2009

				4,167	$43.11	3/10/2010

				3,653	$50.78	3/10/2011

				3,590	$62.00	3/12/2012

				3,239	$76.90	3/11/2013

				5,054	$81.18	3/10/2014

				4,971	$94.57	3/10/2015
	1,321	$188,467	3/10/2017

(i)	The value of the unvested shares of Common Stock underlying the RSU award was calculated by multiplying the number of unvested shares of Common Stock by $142.67, the closing market price of shares of our Common Stock on December 29, 2017.

(ii)	Through May 31, 2017, the last date for which Ms. Katz had Section 16 reporting requirements with respect to the Company’s securities. Pursuant to the agreement governing Ms. Katz’s stock options, she may exercise such options through and until May 31, 2018.

(3)	Ms. Katz was a Director until May 2017.

(4)	Ms. Lieblein joined the Board in June 2017.

In February 2018, based on its review of peer group and benchmarking analyses, the Committee increased the amount of the annual stock award to our non-management Directors from $150,000 to $180,000.

Risk Oversight

The Board oversees the management of the Company’s risk exposure through the following framework:

•	At each Board meeting, management provides updated quarterly information concerning strategic, operational and emerging risks to the Company’s primary business goals and initiatives in each geographic area and each functional group, as well as the Company’s efforts to mitigate those risks.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Risk Oversight

•	The Lead Director regularly discusses with the other independent Directors management’s assessment of those risks in executive sessions and determines whether further review or action by the full Board or a particular committee is necessary or appropriate. Each year, one Board meeting is dedicated to reviewing the Company’s strategies, including considering significant risks the Company faces. This annual enterprise risk assessment helps management identify risks, develop mitigation procedures and measures, and assess the effectiveness of those measures. These results are then presented to the full Board.

The Board is responsible for understanding the Company’s most significant risks, ensuring that management responds appropriately, and making risk-informed strategic decisions. The Board monitors risk exposure to ensure that it is in line with the Company’s overall tolerance for, and ability to manage, risk.

Our standing committees, which are made up solely of independent Directors, most of whom have had extensive experience in providing strategic and advisory services to other public companies, assist the Board in evaluating the risks the Company faces as well as our policies for risk management and assessment. At each regularly scheduled Board meeting, each committee’s Chairperson reports on, among other things, any identified risks associated with that committee’s principal areas of focus.

The Audit Committee:

•	Has primary responsibility for assisting the Board with risk oversight for the Company.

•	Considers audit, accounting, financial reporting and compliance risk, including material litigation instituted against the Company, cybersecurity issues and the resolution of issues raised through our Ethics Committee process.

•	Holds, at each regularly scheduled meeting, separate executive sessions to identify and assess risks and oversee the methodologies that management implements to address those risks. These executive sessions often include representatives from our independent registered public accounting firm, as well as from our risk management and internal audit, finance and legal departments.

The Compensation Committee:

•	Reviews and balances risk in our compensation practices, programs and policies.

•	Annually assesses—with its independent compensation consultant and management—the Company’s compensation programs to determine if any elements of these plans create an inappropriate level of risk and to evaluate management’s methods to mitigate any potential risks.

The Nominating Committee:

•	Oversees risks associated with Board and Committee composition, including the current Directors’ skill sets and the Company’s anticipated future needs.

•	Oversees risks associated with the Company’s corporate governance structure and related party transactions.

The Board’s role in risk oversight complements our leadership structure, with senior management responsible for assessing, managing and mitigating our risk exposure and the Board and its committees overseeing those efforts. We believe that this is an effective approach to addressing the risks we face and supports our current Board leadership structure, as it allows our independent Directors to evaluate our risks and our risk management and assessment policies through fully independent Board committees, with ultimate oversight by the full Board as led by our Chairman/CEO and our independent Lead Director.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Communications from Stockholders and Other Interested Parties

Stock Ownership Guidelines

To further align the interests of our leadership with those of our stockholders and promote our commitment to sound corporate governance, our Corporate Governance Guidelines include stock ownership guidelines. Each executive officer and Director is expected to beneficially own American Tower stock equal in market value to a specified multiple of his or her annual base salary or annual cash retainer, as applicable. The guideline for the CEO is six (6) times his or her annual base salary and for each of the other executive officers is three (3) times his or her annual base salary. The guideline for each non-management Director is five (5) times the annual cash retainer. Each executive officer and non-management Director has five years from the date of hire/appointment to reach his or her ownership target. Additionally, each executive officer is required to retain at least 50% of shares net of tax obligations until he or she meets the ownership requirements.

For determining compliance with these guidelines, we count actual shares, unvested time-based RSUs, in-the-money value of vested options and unvested PSUs (at target). The Compensation Committee administers these stock ownership guidelines and may modify their terms and grant hardship exceptions at its discretion. As of March 28, 2018, each executive officer and Director, except for Ms. Lieblein, who joined the Board in June 2017, exceeded his or her applicable stock ownership requirement.

Executive Succession Planning

The Board recognizes that succession planning is a key component of the Company’s continued success. Pursuant to our Corporate Governance Guidelines, on an annual basis, the Board, in its executive sessions, considers and reviews succession candidates for the CEO and other executive leadership positions for both near- and long-term planning. The Board reviews potential candidates for succession planning purposes in light of their performance, leadership qualities and ability to manage additional responsibilities. The Board also considers potential risks regarding the retention of the Company’s current executive officers and succession candidates, the timeline for implementing each succession plan, and the extent of disruption likely to be caused as a result of unplanned attrition. In addition, as part of its risk management process, the Board has developed an interim emergency succession plan.

Communications from Stockholders and Other Interested Parties

The Board gives attention to written communications submitted by stockholders and other interested parties and will respond if and as appropriate. The Board has designated the Nominating Committee to consider, and determine responses to, communications from stockholders and other interested parties. If you wish to send communications on any topic to the Board and its non-management Directors, address your communications to David E. Sharbutt, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Stockholders proposing Director nominations or any other business for consideration at a meeting of stockholders must comply with the proxy access provisions or the advance notice and related provisions in our By-Laws, as applicable.

Under most circumstances, the Chairperson of the Nominating Committee is, with the assistance of our General Counsel, primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other Directors as he or she considers appropriate. Communications that relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating Committee considers to be important for the Directors to consider will be forwarded to all Directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than are communications relating to ordinary business affairs or matters that are personal or otherwise not relevant to the Company, including mass mailings and repetitive or duplicative communications.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Approval of Related Party Transactions

Approval of Related Party Transactions

Our Corporate Governance Guidelines include a policy for the review and approval of all transactions involving the Company and related parties. Under the policy, “related parties” means our executive officers, Directors and stockholders owning more than five percent (5%) of our Common Stock, as well as any such person’s immediate family members. The policy also covers entities that are owned or controlled by related parties, or entities in or of which related parties have a substantial ownership interest or control. The policy does not cover any transaction that is available to employees or Directors generally or any transaction involving less than $120,000.

Under the policy, management must present to the Nominating Committee any related party transaction that it wishes to enter into, as well as the value of the proposed transaction. After reviewing the transaction, the Nominating Committee will approve or disapprove it, and management must continue to update the Nominating Committee of any material change to the proposed transaction. If management enters into a related party transaction before the Nominating Committee approves it, the Nominating Committee must ratify the transaction or management must make all reasonable efforts to cancel or annul the transaction.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information known to us as of March 28, 2018 regarding shares of Common Stock beneficially owned as of such date by:

•	each member of our Board;

•	each executive officer named in the Summary Compensation Table, which can be found on page 53 in this Proxy Statement;

•	all Directors and executive officers as a group; and

•	each person known to beneficially own more than 5% of our outstanding Common Stock.

We determined the number of shares of Common Stock beneficially owned by each person under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity had the right to acquire within 60 days of March 28, 2018. Accordingly, the numbers of shares shown below include shares underlying stock options and RSUs that are vested or are expected to vest prior to May 27, 2018, which we collectively refer to below as “presently vested equity.” All percentages with respect to our Directors and executive officers are based on the shares of Common Stock outstanding as of March 28, 2018. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by that holder.

Name of Beneficial Owner	Number of Shares	Percent of Common Stock
Directors and Named Executive Officers

James D. Taiclet, Jr.(1)	1,428,407	*

Thomas A. Bartlett(2)	246,368	*

Edmund DiSanto(3)	500,935	*

Raymond P. Dolan(4)	33,265	*

William H. Hess(5)	246,550	*

Robert D. Hormats(6)	3,856	*

Gustavo Lara Cantu(7)	14,266	*

Grace D. Lieblein	—	—

Craig Macnab(8)	12,127	*

Steven C. Marshall(9)	506,823	*

JoAnn A. Reed(10)	66,339	*

Pamela D.A. Reeve(11)	44,584	*

David E. Sharbutt(12)	21,715	*

Samme L. Thompson(13)	45,710	*

All Directors and executive officers as a group (16 persons)(14)	3,822,378	*

Five-Percent Stockholders
The Vanguard Group(15)
100 Vanguard Blvd., Malvern, PA 19355	29,709,130	6.73%

BlackRock, Inc.(16)
55 East 52nd Street, New York, NY 10055	27,678,680	6.27%

Wellington Management Group LLP(17)
280 Congress Street, Boston, MA 02210	22,239,046	5.04%

*	Less than 1%

(1)	Includes 263,261 shares of Common Stock beneficially owned by Mr. Taiclet and presently vested equity with respect to an aggregate of 1,165,146 shares of Common Stock.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Security Ownership of Certain Beneficial Owners and Management

(2)	Includes 81,827 shares of Common Stock beneficially owned by Mr. Bartlett and presently vested equity with respect to an aggregate of 164,541 shares of Common Stock.

(3)	Includes 116,302 shares of Common Stock beneficially owned by Mr. DiSanto and presently vested equity with respect to an aggregate of 384,633 shares of Common Stock.

(4)	Includes 12,758 shares of Common Stock beneficially owned by Mr. Dolan and presently vested equity with respect to an aggregate of 20,507 shares of Common Stock.

(5)	Includes 47,530 shares of Common Stock beneficially owned by Mr. Hess and presently vested equity with respect to an aggregate of 199,020 shares of Common Stock.

(6)	Includes 3,856 shares of Common Stock beneficially owned by Mr. Hormats.

(7)	Includes 14,266 shares of Common Stock beneficially owned by Mr. Lara.

(8)	Includes 6,174 shares of Common Stock beneficially owned by Mr. Macnab and presently vested equity with respect to an aggregate of 5,953 shares of Common Stock.

(9)	Includes 72,098 shares of Common Stock beneficially owned by Mr. Marshall and presently vested equity with respect to an aggregate of 434,725 shares of Common Stock.

(10)	Includes 34,513 shares of Common Stock beneficially owned by Ms. Reed and presently vested equity with respect to an aggregate of 31,826 shares of Common Stock.

(11)	Includes 12,758 shares of Common Stock beneficially owned by Ms. Reeve and presently vested equity with respect to an aggregate of 31,826 shares of Common Stock.

(12)	Includes 4,861 shares of Common Stock beneficially owned by Mr. Sharbutt and presently vested equity with respect to an aggregate of 16,854 shares of Common Stock.

(13)	Includes 17,384 shares of Common Stock beneficially owned by Mr. Thompson and presently vested equity with respect to an aggregate of 28,326 shares of Common Stock.

(14)	Includes presently vested equity with respect to an aggregate of 3,014,360 shares of Common Stock.

(15)	Based on a Schedule 13G/A filed on February 12, 2018, The Vanguard Group had sole voting power over 674,391 shares of Common Stock, shared voting power over 216,736 shares of Common Stock, sole dispositive power over 28,899,930 shares of Common Stock, shared dispositive power over 809,200 shares of Common Stock and beneficial ownership of 29,709,130 shares of Common Stock.

(16)	Based on a Schedule 13G/A filed on February 8, 2018, BlackRock, Inc. had sole voting power over 24,290,599 shares of Common Stock and sole dispositive power over 27,678,680 shares of Common Stock and beneficial ownership of 27,678,680 shares of Common Stock.

(17)	Based on a Schedule 13G filed on February 8, 2018, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP had shared voting power over 7,606,052 shares of Common Stock and shared dispositive power over 22,239,046 shares of Common Stock and beneficial ownership of 22,239,046 shares of Common Stock. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Audit Committee Report

Audit Committee Report

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the U.S. Public Company Accounting Oversight Board (PCAOB) and issuing a report on those financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is also responsible for monitoring and reviewing these processes.

The Audit Committee reviewed the Company’s audited financial statements for fiscal year 2017 (ended December 31, 2017) and discussed with the Company’s management these financial statements, including the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by PCAOB Auditing Standard No. 1301 (Communications with Audit Committees). Deloitte & Touche LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Deloitte & Touche LLP its independence and has considered whether the firm’s provision of other non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with, and its review of information provided by, management and Deloitte & Touche LLP, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

By the Audit Committee of the Board of Directors of American Tower Corporation.

AUDIT COMMITTEE

JoAnn A. Reed, Chairperson

Grace D. Lieblein

Craig Macnab

David E. Sharbutt

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

CORPORATE GOVERNANCE

Independent Auditor Fees and Other Matters

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2017 and 2016 ($ in thousands):

	2017	2016

Audit Fees	$6,188	$5,700

Audit-Related Fees	2,040	1,755

Tax Fees	1,050	800

All Other Fees	—	75

Total Fees	$9,278	$8,330

Audit Fees. These fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting; the reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q; and consultations regarding the accounting, financial reporting and audits of subsidiaries, including statutory audits required by foreign jurisdictions and audits required by the agreements related to our securitizations.

Audit-Related Fees. These include fees for valuation reviews and audit services performed in connection with our acquisitions, due diligence services and other services performed in connection with our financing activities. In both 2017 and 2016, the valuation review and audit service fees included in the total audit-related fees were $1.1 million.

Tax Fees. These include fees for consulting services related to potential acquisitions, tax planning, advice and assistance with international and other tax matters.

All Other Fees. These include fees for certain benchmarking assessments and analyses.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services to be performed by our independent registered public accounting firm. This policy requires that we do not engage our independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that we expect our independent registered public accounting firm to provide during the next 12 months. The Audit Committee may also authorize any Audit Committee member to approve any audit or non-audit services that our independent registered public accounting firm provides. Any approval of services by an Audit Committee member pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

Compensation and Other Information

Concerning Directors and Officers

COMPENSATION DISCUSSION AND ANALYSIS

In this section we summarize our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. We encourage you to read this discussion and analysis in conjunction with our compensation tables on page 53 and the report of the Compensation Committee of our Board on page 52 of this Proxy Statement. All references to the “Committee” in this section refer to the Compensation Committee.

This Compensation Discussion and Analysis provides information about American Tower’s compensation objectives and policies for our named executive officers (NEOs), who for 2017 were:

•	James D. Taiclet, Jr., Chairman of the Board, President and Chief Executive Officer

•	Thomas A. Bartlett, Executive Vice President, Chief Financial Officer and Treasurer

•	William H. Hess, Executive Vice President, International Operations and President, Latin America and EMEA

•	Steven C. Marshall, Executive Vice President and President, U.S. Tower Division

•	Edmund DiSanto, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

For a complete list of our current executive officers, see Part III, Item 10 in our Annual Report on Form 10-K for the year ended December 31, 2017 (Form 10-K).

Executive Summary

2017 PERFORMANCE HIGHLIGHTS

We are one of the largest global REITs and a leading independent owner, operator and developer of multitenant communications real estate. Our primary business is the leasing of space on communications sites to wireless service providers, radio and television broadcast companies, wireless data providers, government agencies and municipalities and tenants in a number of other industries. We also offer tower-related services in the United States, including site acquisition, zoning and permitting and structural analysis, which primarily support our site leasing business, including the addition of new tenants and equipment on our sites.

In 2017, our senior leadership team continued its focus on our key operational priorities: (i) increase the occupancy of our existing communications real estate portfolio to support global connectivity; (ii) invest in and selectively grow our communications real estate portfolio to meet our tenants’ needs; (iii) further improve upon our operational performance and efficiency, including through innovation; and (iv) maintain a strong balance sheet.

We achieved record financial performance and completed significant strategic initiatives in 2017. In addition, the Committee determined that each of our NEOs met or exceeded the individual goals and objectives set in early 2017. Compensation determinations were also influenced by our performance against external measures, including direct competitors, peer group companies and survey data.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Financial Performance (2017 versus 2016)(1)

We generated the following strong operating results for the fiscal year 2017 (all comparative information is presented against the prior-year period):

–	Total property revenue increased nearly 15%, to $6.6 billion;

–	Net income increased more than 26%, to over $1.2 billion;

–	Adjusted EBITDA(2) increased more than 15%, to $4.1 billion;

–	Consolidated AFFO increased more than 16%, to $2.9 billion;

–	Consolidated AFFO per Share(3) increased nearly 16%, to $6.72; and

–	Return on Invested Capital (ROIC)(3) increased to more than 10%.

FINANCIAL PERFORMANCE (2017 VERSUS 2016)

($ in billions, except per share data)

(1)	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.
(2)	Performance metric under annual performance incentive program.
(3)	Performance metric under the 2017 PSU program.

During 2017, we:

•	Acquired over 3,300 communications sites as part of our launch of operations in France and Paraguay and acquired urban telecommunications assets in Mexico, including more than 50,000 concrete poles and approximately 2,100 route miles of fiber.

•	Entered into definitive agreements with Idea and Vodafone to increase our portfolio in India by approximately 20,000 communications sites.

•	Constructed approximately 2,000 communications sites and acquired approximately 1,600 communications sites in our existing markets.

•	Maximized operational performance across our portfolio, exceeding targeted returns and growth on core assets.

•	Delivered stockholder value of nearly $0.8 billion in repurchases of Common Stock pursuant to our stock repurchase program, while also declaring an aggregate of nearly $1.1 billion in common stock dividends (including the dividend paid in January 2018) to our stockholders.

PROPERTY REVENUE NET INCOME ADJUSTED EBITDA CONSOLIDATED AFFO PER SHARE 15% GROWTH 26% GROWTH 15% GROWTH 16% GROWTH

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

•	Maintained a strong balance sheet and consistent financial policies, which effectively managed risk across our capital structure, in support of strategic growth initiatives and our investment grade credit rating. This included raising $2.7 billion in the debt capital markets and amending our existing revolving credit facilities and term loan to, among other things, extend their maturity dates.

Our Performance Relative to our Peers

For 2017, our one- , three- and five-year total stockholder returns exceeded that of our peer group and the S&P 500. Our ten-year return of 14% exceeded the S&P 500 and our peer group by 8% and 2%, respectively.

We have generated a total return for our investors, including share price appreciation and the reinvestment of dividends, of more than 273% since 2007, reflecting a compound annual growth of about 14%. This is more than 3 times greater than the S&P 500’s total return of 82% over the same period. Our strong total stockholder return over the ten-year period shown in the chart supports the Committee’s belief that our executive compensation structure rewards the creation of long-term stockholder value.

TOTAL SHAREHOLDER RETURN(1): AMT VS. PEER GROUP AND S&P 500

(1)	Percentages represent compound annual growth rates for the applicable periods.

Investor Outreach and Say on Pay

Stockholder engagement is an integral component of our compensation decision-making process, and members of our Board and management routinely hold discussions with our investors. Through these discussions, we receive valuable feedback on our compensation program and corporate governance initiatives.

In addition to stockholder feedback, the Compensation Committee considers the results of the annual say on pay vote and input from its independent compensation consultant when setting compensation for our executives. In 2017, our stockholders continued to demonstrate support of our executive compensation program, with over 98% voting in favor.

TOTAL SHAREHOLDER RETURN(1): AMT VS. PEER GROUP AND S&P 500
American Tower
Peer Group Median
S&P 500
1 Year TSR
3 Year TSR
5 Year TSR
10 Year TSR

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Examples of the feedback we heard from our investors over the last few years, and how that feedback impacted compensation design include:

WHAT WE HEARD	HOW WE RESPONDED
Pay for performance

Reduced emphasis on individual performance and decreased threshold payout level in annual incentive program. Eighty percent of our NEOs’ compensation is tied to the performance of Company financial goals.

Align compensation to long-term stockholder value

Increased weighting of performance-based equity awards, included two performance metrics (ROIC and Consolidated AFFO per Share growth), incorporated a three-year performance period in our PSU program, and eliminated stock options.

Improve communication and transparency	Focused on improving our disclosure, including use of graphics to improve communications.
Align executive interests with stockholders’ interests	Implemented stock ownership guidelines for all executive officers, including increasing the holding requirement for our CEO.

We regularly review our compensation program to ensure that we remain a leader in executive compensation best practices and continue to incorporate stockholder feedback. We will continue with regular stockholder engagement activities to understand perspectives firsthand.

Proposal 3 (page 72) gives our stockholders the opportunity to cast an advisory vote on our executive compensation program as described in this Proxy Statement. Although this vote is non-binding, the Committee will review the results of the vote as it did in 2017 and take those results into account when making future determinations concerning executive compensation.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

SUMMARY OF EXECUTIVE COMPENSATION PROGRAM

The following tables summarize the components of our 2017 compensation program and how they help us achieve our compensation objectives.

ANNUAL BASE SALARY
What the Element Rewards:	Purpose and Key Features:
• Individual executive’s tenure, scope of responsibility and work experience • Executive’s day-to-day leadership skills and role in supporting key operating objectives	• Provides competitive level of compensation to attract and retain highly-qualified executive talent • Rewards sustained performance over time and is market competitive

ANNUAL PERFORMANCE INCENTIVE PROGRAM
What the Element Rewards:	Purpose and Key Features:
• Achievement of pre-established Company financial goals (80% of target award) • Achievement of pre-established individual performance goals (20% of target award)

•  Provides at-risk, variable cash pay opportunity for short-term performance; motivates and rewards executive primarily for
contributions to Company’s financial goals, as well as
individual goals

•  Bonus targets are  designed to motivate our executives to achieve or exceed annual goals within appropriate risk
parameters

•  For 2017, Company financial metrics include: total property revenue, excluding pass through, and Adjusted EBITDA(1); no
payouts awarded for performance levels below threshold

LONG-TERM INCENTIVE PLAN
What the Element Rewards:	Purpose and Key Features:
• Achievement of results that have a positive impact on the long-term success of the Company and returns to stockholders

•  Provides at-risk, variable, equity-based pay opportunity for long-term performance and focuses executive officers on the
creation of long-term stockholder value

•  Long-term retention tool

•  Equity mix consists of 60% PSUs and 40% RSUs; PSU
performance metrics include cumulative achievements of
target  levels of Consolidated AFFO per Share and average
ROIC, over a three-year  performance period(1)

•  Total compensation is heavily weighted toward equity

(1)	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

OUR COMPENSATION APPROACH IN BRIEF

We strongly adhere to a pay for performance philosophy. We seek to reward our executive officers for their leadership roles in meeting key near-term goals and objectives, while also positioning the Company to generate sustainable long-term value for our stockholders. We expect above-average performance from our executive officers and manage our business with a small senior management team in which each executive has a substantially broader scope of responsibilities than is typically found in the market. In fact, we manage our business with a smaller senior management team than is typically found in our peer group. Our objective is to recruit and retain the caliber of executive officers necessary to deliver sustained and attractive total returns to our stockholders, while managing comparatively greater individual responsibilities.

We place great emphasis on equity awards in our overall compensation, and our annual performance incentive awards are performance-driven and based on achievement of Company and individual goals and objectives established at the beginning of the year. Equity awards focus on longer-term operating and stock performance objectives, stockholder value appreciation and retention.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Key features to align executive pay with stockholder interests. We supplement our pay for performance program with a number of compensation policies intended to align the interests of management with those of our stockholders.

AT AMERICAN TOWER WE...	AT AMERICAN TOWER WE DO NOT...

  Tie a high ratio of our executives’ pay to performance.

As described below, 91% and 87% of the total direct compensation opportunity (assuming target performance) for our CEO and other NEOs, respectively, was in the form of short- and long-term incentive compensation, as of December 31, 2017.

  Weight incentives towards quantitative metrics.

Our annual performance incentive program is based primarily on quantitative metrics (80%) relating to pre-established Company financial goals.

  Require significant stock ownership.

We maintain aggressive guidelines to reinforce the importance of stock ownership. This is intended to align the interests of our executive officers and Directors with those of our stockholders and to focus our executive team on our long-term success.

  Subject incentive compensation to claw back provisions.

The terms of our annual performance incentive awards and long-term, equity-based awards allow American Tower in certain circumstances to “claw back” cash and shares received pursuant to such awards or to require the repayment of all gains realized upon disposition of such shares.

  Provide a consistent level of severance.

We maintain a competitive and responsible severance program to provide a consistent approach to executive severance and to provide eligible employees with certainty and security. Under this program, severance benefits are available only upon a “Qualifying Termination.”

  Use an independent compensation consultant.

The Compensation Committee has engaged Meridian Compensation Partners, LLC (Meridian) as its independent compensation consultant. Meridian has no other ties to American Tower or its management and meets stringent selection criteria.

   Provide golden parachute tax gross-ups.

We do not provide excise tax gross-ups to our NEOs.

   Reprice stock options or repurchase underwater stock options.

Our equity incentive plan prohibits, without stockholder approval, (i) the amendment of any outstanding stock option to reduce its exercise price or replace it with a new award exercisable for our Common Stock at a lower exercise price; and (ii) the purchase of an underwater stock option for cash.

   Permit hedging or pledging of American Tower securities.

Our Anti-Insider Trading Policy and Code of Conduct prohibit short sales and hedging transactions, as well as pledging of our securities. In addition, our policies impose limits as to when and how our employees, including our executive officers and Directors, can engage in transactions in our securities.

   Encourage excessive or inappropriate risk-taking through our compensation program.

The Committee, together with its independent compensation consultant and management, conducts an annual risk review of American Tower’s compensation programs to determine if any elements of these programs create an inappropriate level of risk and reviews management’s mitigation activities with respect to any potential risks.

   Provide single trigger acceleration of equity.

Our severance program provides acceleration of equity only upon a “double trigger,” meaning that executives are only entitled to acceleration in the event of a “Qualifying Termination” within 14 days before, or two years following a “Change of Control.”

   Provide excessive perquisites.

We do not provide excessive perquisites to our executive officers, nor do we offer them any deferred compensation plans, supplemental executive retirement plans or outstanding loans of any kind.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Executive Pay Mix for 2017

As illustrated in the charts below, the vast majority of the targeted mix of compensation for our CEO and four other NEOs for 2017 consisted of variable pay elements (i.e., all compensation other than base salary). This directly ties executive pay to Company performance, including financial results, strategic initiatives and stock performance. In addition, the Committee believes that a significant percentage of each executive’s target compensation package should consist of equity-based compensation, as this allocation properly aligns with our compensation philosophy of appropriately balancing risk and motivating our executive officers to achieve Company performance objectives in the short term and to grow the business to create value for our stockholders in the long term.

CHIEF EXECUTIVE OFFICER – TARGET COMPENSATION	AVERAGE OF OTHER FOUR NEOS – TARGET COMPENSATION

CEO Compensation Snapshot

The graphs below illustrate and compare the three main components of Mr. Taiclet’s 2016 and 2017 total direct compensation. The annual long-term incentive compensation reflects target value and does not reflect actual payouts or earned compensation.

9% Base Salary 11% Annual Incentive Awards 80% Long-Term Incentive (Equity Awards) 91% Variable (Annual Incentive Award + Equity Awards)
13% Base Salary 12% Annual Incentive Award 75% Long-Term Incentive (Equity Awards) 87% Variable (Annual Incentive Awards + Equity Awards) $1.1 Base Salary $2.0 Annual Incentive Award $10.0 Annual LTI Compensation 2017 Total Compensation ($ in million)

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Overview of Our Compensation Program

PHILOSOPHY

Focus on Pay for Performance. The guiding principle of our executive compensation philosophy is to pay for performance. Fundamentally, our program is designed to:

•	attract and retain top talent;

•	motivate and engage our executive officers; and

•	drive sustainable long-term growth and stockholder value consistent with our vision and growth strategy.

Peer Group Review. The Committee believes it is important to understand the relevant market for executive talent to ensure that the executive compensation program supports the attraction and retention of highly qualified leaders. The Committee assesses market conditions annually through a review of peer group compensation data compiled by the Committee’s independent compensation consultant. Due to the unique nature of our business, including its global scope and growth, there are ongoing challenges in developing the most appropriate mix of companies for our peer group. In its annual review of our peer group composition, the Committee takes into account these challenges, which include the following:

•	The scope of our business spans two major sectors—wireless communications and real estate—as a result there are very few companies directly comparable to us;

•	We have large international operations located in a number of distinctive markets;

•	We manage our business with a smaller senior management team than is typically found in the technology, wireless communications or real estate industries; and

•	We operate and are classified as a specialty REIT and are one of very few global technology REITs.

After review, the Committee determined to keep the peer group the same as in 2016, consisting of companies in the wireless communications site leasing industry, other REITs, companies with comparable revenues, firms with similar business models and companies from which we may seek to recruit talent. The peer group used for developing 2017 pay decisions consisted of the following companies:

• Adobe Systems Incorporated	• Alliance Data Systems Corporation	• Boston Properties, Inc.
• Crown Castle International Corp.	• Equinix, Inc.	• Intuit Inc.
• Juniper Networks, Inc.	• MasterCard Incorporated	• Motorola Solutions, Inc.
• Public Storage	• Rockwell Collins, Inc.	• Salesforce.com, Inc.
• SBA Communications Corporation	• Simon Property Group, Inc.	• Ventas, Inc.
• Vornado Realty Trust	• Yahoo! Inc.

($ in billions)	Total Revenue(1)	Market Capitalization(2)	Enterprise Value(2)
Peer Group Median	$5.1	$28.8	$37.3
American Tower Corporation	$6.7	$61.2	$81.4
(1)	Reflects amount for fiscal year ended December 31, 2017.
(2)	Data reported generally as of December 31, 2017.

While our total revenues are substantially similar to the peer group median, our market capitalization and enterprise value are significantly higher, which is attributable to the historical success of our small senior management team in growing the business to create value for our stockholders in the long term. As a result of the annual peer group review in late 2017, which was used to set compensation for 2018, the compensation benchmarking peer group was modified to better reflect the current business in terms of size, business complexity and industry comparisons.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Benchmarking Analyses. In addition to data from the peer group, the Committee reviews industry survey data published by third parties as a general indicator of relevant market conditions and pay practices. The Committee reviews market data at the 25th, 50th and 75th percentiles and targets total compensation in a competitive range between the 50th and 75th percentiles in consideration of our smaller senior management team with expanded scope of responsibility. This data also serves as a broader reference point for determining what types and amounts of compensation are appropriate. In determining the appropriate compensation packages necessary to recruit and retain valuable senior executives, the Committee also considers market conditions, relative experience levels, relative executive tenure, special capabilities and global complexity to be significant factors.

Small Management Team. Base salaries are set in recognition of (i) an efficient management structure, where there are few executive officers, each of whom has significant tenure and experience in a highly specialized and varied business, and (ii) continued attraction and retention of this executive talent. Despite the significant growth in the size of the Company, the management team continues to be small, with the same executives working together for more than nine years.

Annual incentive awards and long-term, equity-based compensation vary based on the Company’s achievement of rigorous financial, operational and strategic goals, and on each executive’s contributions to such achievement. This direct link between incentive payouts and achievement of goals has helped drive our strong and consistent performance for a number of years. We provide robust incentives for our executive officers to manage the Company for the long term, while avoiding excessive risk-taking in the short term. Goals and objectives reflect a balanced mix of quantitative financial performance measures to avoid placing excessive weight on a single performance measure.

Detailed Evaluation by the Committee. In making determinations with respect to all elements and amounts of executive compensation, the Committee considers evaluations of each executive officer’s achievements relative to pre-established Company goals (outlined in “Financial Goals and Performance” below) and pre-established individual objectives (outlined in “Review of 2017 Individual Performance” below). Performance reviews for each executive officer include an assessment of:

•	the executive’s contribution to our financial performance;

•	the executive’s success in meeting individual performance goals; and

•	the executive’s potential for continued contribution to our long-term success.

The Committee generally targets total compensation in a competitive range between the 50th and 75th percentiles of the market, and the Committee considers data from our custom benchmarking peer group, a REIT subgroup, the S&P 250 and proxy advisory firms’ peer groups. In setting this target range, the Committee takes into account that, while the Company has similar revenue to the median of its custom benchmarking peer group, it is larger than this peer group in terms of market capitalization and enterprise value, and the business is managed with a smaller senior management team than is typically found in the peer group. The Committee uses this market information to help guide compensation decisions. Actual compensation may be above or below target pay positioning based on actual Company and individual performance, as well as other factors, including but not limited to retention risk, future potential at the Company and internal equity considerations.

Emphasis on Future Pay Opportunity Versus Current Pay. The Committee strives to provide an appropriate mix of compensation elements, with an emphasis on performance-based, long-term compensation. Cash payments primarily reward annual performance, while equity awards incentivize our NEOs to continue to deliver sustained results over a longer period of time and also serve as a retention tool. The Committee believes that a substantial portion of our NEOs’ compensation should be “at-risk,” that is, dependent on our operating and stock-price performance over a multiyear period. In 2015, the Committee implemented performance-based vesting under our long-term, equity-based incentive compensation plan to further support this philosophy and revised this plan to include an even greater emphasis on performance-based equity in 2016.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Significance of Overall Company Results. The Committee’s evaluation of our NEOs places strong emphasis on their contributions to overall Company performance, rather than focusing solely on their individual business or function. The Committee believes that the NEOs share responsibility for supporting the goals and performance of the Company as a whole.

Goal Setting and Performance Evaluation Process

The Committee evaluates performance of the executive officers, including the CEO, using the framework set forth below.

At the beginning of each year, the CEO works with the Committee to set his, and the other executive officers’, individual goals, objectives and performance metrics for the year, as well as Company financial goals. As part of this process:

•	The CEO reviews with the Board and Committee how short-term annual performance targets align with and support the strategic priorities and direction of the Company.

•	The CEO works with each executive officer to establish his annual individual goals and objectives, which, together with the Company’s financial goals, the Committee then reviews and approves.

•	As a result, each individual’s annual goals and objectives are closely aligned with the overall goals and objectives of our CEO and the Company. The overarching goals and objectives for the Company relate to key financial performance metrics, and individual goals relate to achievements in the four pillars of the Company’s strategy, as discussed below in “Annual Performance Incentive Awards.” For 2017, individual goals represent 20% of the overall target annual incentive award as the Committee takes into consideration individual accountability and performance, in addition to Company performance.

Our executive compensation determinations are driven by a comprehensive evaluation and performance review process that measures each executive officer’s performance against his goals for that year. The process includes both a mid-year and a full-year evaluation. These evaluations and performance reviews are an essential part of the process by which the Committee determines overall executive compensation and are a significant factor in the Committee’s determinations with respect to incentive compensation.

•	For executive officers other than the CEO, this review process is conducted by our CEO, in consultation with the Committee.

•	Input for each executive is compiled from internal sources familiar with the executive officer’s performance and achievements, as well as from external sources (such as tenants and other business associates).

•	Following the mid-year review process, the CEO reports to the Committee on the progress achieved relative to each executive officer’s goals and objectives.

•	As part of the year-end evaluation process, the CEO prepares evaluations for each executive officer, which are then presented to the Committee for discussion.

•	Based on these evaluations, the CEO, after the end of the fiscal year, recommends compensation packages for each executive officer.

Phase I Establish Goals
Phase II Evaluate & Review Process
Phase III Determine Compensation
Phase I Establish Goals
Phase II Evaluate & Review Process
Phase I Establish Phase II Evaluate & Review process Phase III Determine Compensation

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

In the case of the CEO, he first provides the Lead Director and Chairperson of the Committee with a report on his own performance as compared to his established goals and objectives. The Lead Director then prepares a written evaluation that includes extensive input from individuals familiar with the CEO’s performance and achievements, including interviews with other Directors and those who report directly to the CEO. The Committee reviews this written evaluation in executive session, while also considering additional factors, including prior years’ compensation trends, prior years’ Company performance and the relative level of rigor and complexity of the CEO’s tasks resulting from circumstances of domestic and international markets.

After reviewing the executive officers’ performance against goals and objectives for the year and considering the other factors discussed above, and after consultation with the full Board, the Committee makes its final determinations with respect to compensation over the course of several meetings in the first quarter of the following year. The Committee’s objective is to ensure that the level of compensation is consistent with the level of corporate and individual performance delivered. If the Committee determines to grant equity-based awards, any such grants, including grants to executive officers, typically take place in March of each year as part of our annual employee grant.

Compensation Determinations for 2017

Below we discuss the Committee’s key compensation decisions for 2017, which were made based on our compensation philosophy and with advice from the Committee’s compensation consultant (see “Other Compensation and Governance Practices and Policies—Role of the Compensation Consultant”). In evaluating Company performance, the Committee considered both our overall financial results and how these results compared with pre-established goals, as well as peer group and benchmarking analyses. For fiscal year 2017, based on our assessment of all the market data in light of our executive talent, the Committee has concluded that our NEOs in the aggregate are competitively positioned on a target total compensation basis.

The Committee works with its compensation consultant to better understand and continually monitor market competitive pay practices, which it then considers when determining compensation adjustments and changes for the coming year. This annual process includes reviewing the peer group and conducting a competitive market benchmark analysis.

BASE SALARY

The Committee heavily weighs the fact that we have a small senior management team relative to the size of the Company. We believe that operating with a small senior management team enables us to leverage the broader capabilities of our executive officers more effectively across a wider range of business and functional responsibilities and fosters a team approach by, and greater collaboration among, our executive officers. As a result, annual base salaries for our NEOs are, and must remain, competitive. All of our NEOs have served the Company for more than nine years and have consistently achieved strong Company performance results working together as a team. Given this team orientation and collaborative environment, the Committee typically tries to limit the relative difference in base salaries among our executive officers, and the salaries reflect historical key contributions and expectations of significant continued contributions to the Company’s long-term success.

Other than Mr. Taiclet, the Committee determined to increase our NEOs’ base salaries for 2017 based on internal pay equity considerations and review of competitive market data. Mr. Taiclet’s base salary has not increased since 2011.

Phase I Establish Phase II Evaluate & Review process Phase III Determine Compensation

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BASE SALARIES (2016 AND 2017)

Name	2016 Base Salary	2017 Base Salary	Percent Change
James D. Taiclet, Jr.	$1,100,000	$1,100,000	0%
Thomas A. Bartlett	$ 750,000	$ 766,500	2%
William H. Hess	$ 650,000	$ 664,300	2%
Steven C. Marshall	$ 650,000	$ 664,300	2%
Edmund DiSanto	$ 600,000	$ 613,200	2%

ANNUAL PERFORMANCE INCENTIVE AWARDS

As described above in the Executive Summary, 80% of our executives’ annual bonus opportunity is based on the Company’s achievement of pre-established financial goals. The other 20% is based on the achievement of individual goals set at the beginning of the year, based on the four pillars of the Company’s strategy: (i) lead wireless connectivity, (ii) innovate for a mobile future, (iii) drive efficiency and (iv) grow our assets and capabilities. Within each of these pillars, individual performance goals are measured based on metrics unique to each executive’s role and scope of responsibilities at the Company and are reviewed and approved by the Committee. In addition, the Committee reviews the progress against individual performance goals during the course of the year. The individual performance goals are discussed below under “Review of 2017 Individual Performance.”

The target award opportunities (as a percentage of base salary) are also established at the beginning of the year, based on the market competitive benchmarking analyses. After considering the current market data as well as internal pay equity considerations, the Committee determined to increase the annual target bonus opportunities for 2017 for each NEO, other than Mr. Taiclet, from 90% to 95% of base salary, in recognition of the increases in the executives’ scope of responsibility, as evidenced by the increased size and geographic diversity of our tower portfolio, our balance sheet and organizational structure, as well as the challenge of operating in a dynamic and rapidly evolving technology sector.

The Committee determines actual incentive payouts after assessing Company performance and individual executive performance relative to pre-established goals and then comparing performance achieved during the current year versus prior years. The achievement level for each goal is multiplied by the goal’s weight to determine a weighted achievement for the goal. For each NEO, the weighted achievement levels for all goals are then added together to determine the actual award payable.

Financial Goals and Performance

We use two Company financial goals to derive 80% of the executives’ annual incentive awards: total property revenue, excluding pass through revenue (30% weighting), and Adjusted EBITDA (50% weighting).(1) We use these quantitative goals as we believe that making Company financial performance a shared objective encourages alignment and teamwork. We also believe that these particular performance measures are among the most important for our stockholders and therefore enhance the alignment of our annual executive incentive program with stockholder interests, as these goals are used to measure management’s ability to grow our business profitably while also increasing cash generation and controlling costs.

We use the initial Company budget that is set at the beginning of the fiscal year to set Company goals for total property revenue, excluding pass through revenue, and Adjusted EBITDA. Pass through revenue is primarily based on land rent and/or power and fuel expense reimbursements. As a result, our total property revenue including pass through revenue in any given period may fluctuate in a way which is not necessarily representative of the Company’s real estate business and the underlying trends in that business. Consequently, we adjust total property revenue to exclude pass through revenue from the goal setting process. We further adjust the financial goals for fluctuations in foreign currency exchange rates and material acquisitions that close during the year. In addition, we incorporate the prior year’s actual results in our annual goal setting process to (i) ensure that the new performance

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targets are rigorous but achievable and (ii) challenge the executive team to perform at consistently higher levels during each subsequent year. Accordingly, the 2017 target levels for total property revenue, excluding pass through revenue, and Adjusted EBITDA increased by approximately 11% and 10%, respectively, from the 2016 financial results, evidencing rigorous goals that cannot be achieved without superior performance.

(1)	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.

The following table sets forth the targets, as adjusted, for each goal, as well as the performance achieved.

2017 COMPANY FINANCIAL GOALS ($ in billions)

Goal	Target(1)	Actual(2)	Performance
Total property revenue(3)	$5.526	$5.648	Exceeded
Adjusted EBITDA	$3.925	$4.090	Exceeded
(1)	Target adjusted to reflect fluctuations in foreign currency exchange rates and material acquisitions that have closed.
(2)	On February 27, 2018, we issued a press release reporting our actual results for 2017. For a reconciliation of the total property revenue, excluding pass through revenue, and Adjusted EBITDA, see Appendix A.
(3)	2017 Company financial goals for total property revenue exclude pass through revenue.

As indicated in the table above, the Company exceeded each of its financial goals, and the achievement percentage reflects a payout slope for each 1% above the adjusted target for each financial goal. The calculation for the weighted achievement for these combined financial goals is outlined in the table below.

	Weighting	Achievement	Weighted Achievement
Property Revenue(1)	30%	128%	109%
Adjusted EBITDA	50%	142%
(1)	2017 Company financial goals for total property revenue exclude pass through revenue.

2017 INDIVIDUAL PERFORMANCE GOALS

In addition, the Committee determined that each of our NEOs exceeded his individual goals for 2017, as described in more detail below under “Review of 2017 Individual Performance.” In making these determinations, the Committee reflected on the net new business, asset quality and operational excellence achieved by each NEO in comparison to competitors in the industry. The following table sets forth the weighted achievement of individual goals for each NEO.

	Weighting	Achievement	Weighted Achievement
James D. Taiclet, Jr.	20%	150%	30%
Thomas A. Bartlett	20%	140%	28%
William H. Hess	20%	140%	28%
Steven C. Marshall	20%	140%	28%
Edmund DiSanto	20%	135%	27%

The following table sets forth the target award opportunities and actual incentives paid to our NEOs for the fiscal year 2017 and compares them to the target awards and actual incentive payments for the prior fiscal year.

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BONUS TARGETS AND PAYOUTS (2016 AND 2017)

	Target Annual Incentive Award			Actual Annual Incentive Awards
Name	Year	Target Bonus (%)(1)	Amount ($)	% Achievement of Target Bonus	Amount ($)	Percentage Change (2017 over 2016)
James D. Taiclet, Jr.	2016	130%	$1,430,000	120%	$1,716,000
	2017	130%	$1,430,000	139%	$1,987,700	16%
Thomas A. Bartlett	2016	90%	$675,000	116%	$783,000
	2017	95%	$728,175	137%	$997,600	27%
William H. Hess	2016	90%	$585,000	116%	$678,600
	2017	95%	$631,085	137%	$864,586	27%
Steven C. Marshall	2016	90%	$585,000	115%	$672,750
	2017	95%	$631,085	137%	$864,586	29%
Edmund DiSanto	2016	90%	$540,000	117%	$631,800
	2017	95%	$582,540	136%	$792,254	25%
(1)	As a percentage of base salary.

EQUITY-BASED INCENTIVE AWARDS FOR 2017

Our Approach for 2017

While our management team drives short-term advancements such as cost reduction efforts and process improvements, our long-term lease arrangements with our tenants and additions to our real estate portfolio enable us to generate relatively predictable long-term growth. As a result, the management decisions that have the greatest long-term impact on the Company typically relate to matters such as capital allocation, mergers and acquisitions, long-term contract negotiations with major tenants, financial leverage, capital structure, growth opportunities, expansion into new markets and strategic alliances. Such decisions can sometimes have a negative short-term impact on our performance and/or stock price, but result in greater long-term value.

For these reasons, a substantial majority of our targeted compensation is in the form of long-term incentives, as we believe that granting our executive officers meaningful levels of equity-based awards provides them with a greater incentive to focus on long-term results, which ultimately contributes most significantly to stockholder value by enabling us to retain highly experienced executives and sustain long-term Company performance.

Our practice has been to award equity-based incentives in amounts that vary based on the executive’s scope of responsibility, the experience the executive brings to the role, the expected contributions of the executive officer and the executive officer’s operating unit within the Company.

For each of our NEOs, the Committee determined the appropriate allocations based on overall Company performance, the anticipated level of the executive officer’s future contribution, the increasingly more challenging annual business plan objectives achieved and experience needed, and the size of equity-based awards to individuals with comparable positions or roles in the competitive market. All equity grants to our executive officers were awarded at the same time as our annual employee grant on March 10, 2017.

The following table sets forth the value of equity awards granted to Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto. The Committee determined it was appropriate to increase the award values, taking into account that the Committee had not increased equity grants during the last two years, the size of the equity grants in 2016 and market data. For 2017, the targeted grant date award value for each executive officer was allocated 60% to PSUs and 40% to RSUs. We determined the number of shares subject to each of our awards using the closing price of our Common Stock on the date of grant.

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EQUITY-BASED AWARD VALUES (2016 AND 2017)

Name	2016 Equity Value(1)	2017 Equity Value(1)	Percent Change (2017 over 2016)
James D. Taiclet, Jr.	$9,000,000	$10,000,000	11%
Thomas A. Bartlett	$3,670,000	$4,000,000	9%
William H. Hess	$3,670,000	$4,000,000	9%
Steven C. Marshall	$3,670,000	$4,000,000	9%
Edmund DiSanto	$3,470,000	$3,750,000	8%
(1)	Due to fractional shares, the fair value of the awards may differ slightly from the amounts approved by the Committee.

Each RSU grant vests 25% annually over four years, commencing one year from the date of grant.

Each PSU grant is based on a three-year performance period, with the performance goals set at the beginning of the performance period. For the PSU award granted in 2015 (2015 PSU Award), performance was measured against the achievement of an established year-over-year Consolidated AFFO per Share growth rate. The Company achieved 103%, 105% and 107% of the targeted 8% Consolidated AFFO per Share growth, in the 2015, 2016 and 2017 tranches, respectively. See Appendix A for the financial results highlighting these metrics. The following table sets forth the 2015 PSU Awards that vested on March 10, 2018 as a result of this performance, including the shares withheld by the Company to cover any taxes due.

Name	2015 PSU Award Shares Vested
James D. Taiclet, Jr.	40,764
Thomas A. Bartlett	16,624
William H. Hess	16,624
Steven C. Marshall	16,624
Edmund DiSanto	15,719

For the PSU awards granted in 2016 (2016 PSU Award) and 2017 (2017 PSU Award), performance is measured against the cumulative achievement of target levels of Consolidated AFFO per Share and average ROIC over the three-year performance period. These metrics are used by management as well as investors as key indicators of the Company’s financial performance. Our outstanding PSU grants are further described in the graphic below. The definitions and reconciliations of Consolidated AFFO per Share and ROIC can be found in Appendix A.

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Compensation Discussion and Analysis

Information on acceleration of equity awards upon certain triggering events is described in “Employment and Severance Arrangements” below.

REVIEW OF 2017 INDIVIDUAL PERFORMANCE

In this section we review our NEOs’ achievement of individual pre-established performance goals based on the Company’s strategy. The matrix below outlines the pillars of the Company’s strategy, as well as high-level metrics used by the Committee to assess individual performance goals against each pillar.

Pillar	Metrics Measured by Committee
Lead wireless connectivity	• Cultivation of relationships with tenants and partners • Participation in thought leadership initiatives • Enhancement of Company reputation and impact
Innovate for a mobile future	• Pursuit of partnerships and alliances • Participation in development/testing of new technologies and energy alternatives • Support of regional innovation team pilots/projects
Drive efficiency	• Meeting targeted profitability and cost savings goals • Attractive returns of capital to stockholders
Grow our assets and capabilities	• Achievement of growth trajectory • Effective management of investment process • Focus on high-performing core assets

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Compensation Discussion and Analysis

The individual achievements account for 20% of the annual performance incentive award payout, whereas the Company’s 2017 financial goals account for the other 80%. The CEO works with each executive officer to establish his annual individual goals and objectives, which the Committee then reviews and approves. In addition to Company specific goals, the Committee believes that individual accountability and strong individual performance should also lead to overall strong Company performance.

James D. Taiclet, Jr., Chairman of the Board, President and Chief Executive Officer

2017 PERFORMANCE SUMMARY

Based on the above matrix, Mr. Taiclet’s key achievements that the Committee considered in determining his incentive payout for 2017 were the following:

•	Led the Company through several key negotiations, including the amendment of a master lease agreement with one of our major U.S. tenants, and the signing of definitive agreements with Idea and Vodafone to significantly increase our portfolio in India;

•	Led the Company as it achieved inclusion on the Fortune 500 list for 2017;

•	Cultivated partnerships with policymakers and business leaders to improve transparency, as well as the regulatory and business environment throughout our markets where we have operations;

•	Explored new potential business ideas for communications real estate beyond our current mobile network operator tenants;

•	Worked with the U.S. Tower team to partner with universities and other businesses;

•	Expanded the Company’s global footprint by entry into France and Paraguay; and

•	Met long-term aspirational goal over a ten-year time horizon by quadrupling our assets and certain financial metrics ahead of schedule.

CEO PAY FOR PERFORMANCE ALIGNMENT

The graphs below demonstrate the alignment of stockholder value creation and key operational metrics with CEO total annual compensation over the past five years.

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CEO LEADERSHIP AND ACCOUNTABILITY

The Committee recognizes that over Mr. Taiclet’s tenure as CEO, the Company has significantly grown its global portfolio while delivering strong operational results. Since Mr. Taiclet was appointed CEO in 2003 (as of December 31, 2017):

•	The stock price has appreciated more than 1,320%, including reinvestment of dividends;

•	The market capitalization has increased by nearly 27 times;

•	The enterprise value has increased by over 14 times;

•	The asset base has increased by a factor of ten, from approximately 15,000 communications sites to over 150,000 communications sites; and

•	Revenues from the full year 2003 to the full year 2017 have increased by more than 830%.

(1) Excludes reinvestment of dividends.

Under Mr. Taiclet’s guidance, the Company has received several prominent awards:

•	The Company was named “Company of the Year” by Boston Business Journal in 2011.

•	The Company was ranked as one of the best performing publicly traded operations based in Massachusetts by The Boston Globe from 2008 through 2013 (2013 marked the final publication of the Globe 100 report).

•	The Company received the FTSE4Good recognition, a designation for companies that demonstrate strong environmental, social and governance practices, in 2009 and every year since 2012.

•	Bloomberg Businessweek named the Company as a member of its “BBW 50 Top Performers” in 2010, 2012 and 2013.

•	The National Association of Corporate Directors, New England chapter, recognized the Company’s Board as the “2016 Public Company Board of the Year.”

In addition, Mr. Taiclet has been personally recognized:

•	The Harvard Business Review recognized Mr. Taiclet as one of the “100-Best Performing CEOs in the World” in 2010 and every year since 2013.

•	Forbes Magazine named Mr. Taiclet to its “Global 2000 CEO Hall of Fame” in 2015.

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TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. Taiclet’s 2017 performance and strong track record of success, the Committee awarded Mr. Taiclet total annual compensation of $13.1 million for 2017, consisting of a $1.1 million annual salary and $12.0 million in incentive compensation directly linked to his performance, of which $2.0 million (16.7%) was awarded as a cash incentive and $10.0 million (83.3%) was awarded as long-term equity in the form of RSUs and PSUs.

2016 Total Compensation $11.8 million 2017 Total Compensation $13.1 million 1 57,017 PSUs (at target) with a grant date price of $94.71 2 38,011 RSUs with a grant date price of $94.71 3 52,827 PSUs (at target) with a grant date price of $113.58 4 35,218 RSUs with a grant date price of $113.58 Note: Totals may not add due to rounding. Total Annual LTI Compensation reflects target value and does not reflect actual payouts or earned compensation.

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Compensation Discussion and Analysis

THOMAS A. BARTLETT, Executive Vice President, Chief Financial Officer and Treasurer

2017 PERFORMANCE SUMMARY

Based on the above matrix, Mr. Bartlett’s key achievements that the Committee considered in determining his incentive payout for 2017 were the following:

•	Committed to disciplined financial policies and maintenance of a strong balance sheet to support our growth strategy, which included raising nearly $2.7 billion in the debt capital markets, improving average cost of debt through debt repayments or refinancings and improving pricing on our existing revolving credit facilities;

•	Increased our dividend to stockholders by more than 20% during the year, while simultaneously repurchasing nearly $770 million of our Common Stock;

•	Managed the global capital committee process and upgraded the Company’s international cash management capabilities;

•	Led the creation and launch of the American Tower Foundation, an organization that proactively works with a number of local organizations in our served markets to improve education through technology;

•	Successfully managed our REIT priorities;

•	Achieved significant cash savings through IT system upgrades and reduced site level costs by increasing operational efficiencies, helping us drive margin improvements within our core business; and

•	Led high quality investor communications program and cultivated key financial market relationships, which included several accolades by leading investor surveys.

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. Bartlett’s 2017 performance, the Committee awarded Mr. Bartlett total annual compensation of $5.8 million for 2017, consisting of a $766,500 annual salary and approximately $5.0 million in incentive compensation directly linked to his performance, of which $997,600 (20.0%) was awarded as a cash incentive and $4.0 million (80.0%) was awarded as long-term equity in the form of RSUs and PSUs.

2016 Total Compensation $5.2 million 2017 Total Compensation $5.8 million 1 23,250 PSUs (at target) with a grant date price of $94.71 2 15,500 RSUs with a grant date price of $94.71 3 21,131 PSUs (at target) with a grant date price of $113.58 4 14,087 RSUs with a grant date price of $113.58 Note: Totals may not add due to rounding. Total Annual LTI Compensation reflects target value and does not reflect actual payouts or earned compensation.

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Compensation Discussion and Analysis

WILLIAM H. HESS, Executive Vice President, International Operations and President, Latin America and EMEA

2017 PERFORMANCE SUMMARY

Based on the above matrix, Mr. Hess’ key achievements that the Committee considered in determining his incentive payout for 2017 were the following:

•	Launched operations in France and Paraguay, and completed key acquisitions in our legacy markets;

•	Drove operational efficiencies and exceeded growth expectations in the Latin America and EMEA regions;

•	Strengthened partnerships with existing tenants and joint venture partners, while also building relationships with potential new tenants;

•	Participated in leading business and economic forums, as well as wireless infrastructure industry associations, in all major markets in the Latin America and EMEA regions;

•	Led innovation initiatives to replace diesel generators in Africa with advanced technology solutions, reducing the carbon footprint of the portfolio, and pursued deployment of pilot innovation projects throughout his regional markets; and

•	Pursued and evaluated strategic business development opportunities by conducting consistent, high quality assessments of potential acquisitions.

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. Hess’ 2017 performance, the Committee awarded Mr. Hess total annual compensation of $5.5 million for 2017, consisting of a $664,300 annual salary and approximately $4.9 million in incentive compensation directly linked to his performance, of which $864,586 (17.8%) was awarded as a cash incentive and $4.0 million (82.2%) was awarded as long-term equity in the form of RSUs and PSUs.

2016 Total Compensation $5.0 million 2017 Total Compensation $5.5 million 1 23,250 PSUs (at target) with a grant date price of $94.71 2 15,500 RSUs with a grant date price of $94.71 3 21,131 PSUs (at target) with a grant date price of $113.58 4 14,087 RSUs with a grant date price of $113.58 Note: Totals may not add due to rounding. Total Annual LTI Compensation reflects target value and does not reflect actual payouts or earned compensation.

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STEVEN C. MARSHALL, Executive Vice President and President, U.S. Tower Division

2017 PERFORMANCE SUMMARY

Based on the above matrix, Mr. Marshall’s key achievements that the Committee considered in determining his incentive payout for 2017 were the following:

•	Strengthened relationships with our tenants, including the signing of an amendment of a master lease agreement with one of our major U.S. tenants;

•	Elevated the Company’s profile in the mobile communications infrastructure industry by participating at a leadership level with key industry trade associations;

•	Developed alliance for wireless smart light poles and pursued pilot projects for next generation broadcast and computing solution evaluation;

•	Continued to upgrade systems and cycle times to support faster deployment and customer service;

•	Successfully reduced fixed operating expenses to drive efficiency in organization; and

•	Exceeded target financial growth expectations for the market.

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. Marshall’s 2017 performance, the Committee awarded Mr. Marshall total annual compensation of $5.5 million for 2017, consisting of a $664,300 annual salary and approximately $4.9 million in incentive compensation directly linked to his performance, of which $864,586 (17.8%) was awarded as a cash incentive and $4.0 million (82.2%) was awarded as long-term equity in the form of RSUs and PSUs.

2016 Total Compensation $5.0 million 2017 Total Compensation $5.5 million 1 23,250 PSUs (at target) with a grant date price of $94.71 2 15,500 RSUs with a grant date price of $94.71 3 21,131 PSUs (at target) with a grant date price of $113.58 4 14,087 RSUs with a grant date price of $113.58 Note: Totals may not add due to rounding. Total Annual LTI Compensation reflects target value and does not reflect actual payouts or earned compensation.

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EDMUND DISANTO, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

2017 PERFORMANCE SUMMARY

Based on the above matrix, Mr. DiSanto’s key achievements that the Committee considered in determining his incentive payout for 2017 were the following:

•	Negotiated the signing of definitive agreements with Idea and Vodafone to increase our portfolio in India, as well as built relationships with strategic partners in India;

•	Upgraded our sustainability/CSR initiative and our Innovation Council, and on-boarded new chief technology officer;

•	Cultivated partnerships with local universities and businesses to conduct renewable energy trials;

•	Successfully reduced potential legal fees through pre-litigation solutions;

•	Managed the investment committee process to ensure potential transactions met the Company’s investment criteria; and

•	Oversaw operation of the American Tower Foundation, including the approval of grant applications.

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. DiSanto’s 2017 performance, the Committee awarded Mr. DiSanto total annual compensation of $5.2 million for 2017, consisting of a $613,200 annual salary and approximately $4.5 million in incentive compensation directly linked to his performance, of which $792,254 (17.4%) was awarded as a cash incentive and $3.8 million (82.6%) was awarded as long-term equity in the form of RSUs and PSUs.

2016 Total Compensation $4.7 million 2017 Total Compensation $5.2 million 1 21,983 PSUs (at target) with a grant date price of $94.71 2 14,656 RSUs with a grant date price of $94.71 3 19,810 PSUs (at target) with a grant date price of $113.58 4 13,207 RSUs with a grant date price of $113.58 Note: Totals may not add due to rounding. Total Annual LTI Compensation reflects target value and does not reflect actual payouts or earned compensation.

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Compensation Discussion and Analysis

Other Compensation and Governance Practices and Policies

ROLE OF THE COMPENSATION CONSULTANT

The Committee’s compensation consultant is Meridian Compensation Partners, LLC (Meridian). Meridian reports directly to the Committee, and the Committee can replace Meridian or hire additional consultants at any time. In 2017, Meridian attended all Committee meetings in person or by telephone, including executive sessions as requested and consulted frequently with the Chairperson of the Committee between meetings.

As part of its work in 2017, Meridian assisted the Committee with determining our peer group and benchmarking analyses, which included competitive analyses of Director and executive compensation, financial performance analysis, dilution analysis and realizable pay for performance analysis. Meridian also advised the Committee on the design of the annual and long-term incentive programs, as well as conducted a risk assessment review and audit of each of our compensation practices, programs and policies. Other than the services that it provides to the Committee, Meridian does not provide services to, and receives no additional compensation from, the Company.

The Committee has analyzed whether the work of Meridian as its compensation consultant raises any conflict of interest, taking into consideration the following factors: (i) Meridian does not provide any other services to the Company; (ii) the amount of fees the Company paid to Meridian represents less than 1% of Meridian’s total revenues; (iii) Meridian’s policies and procedures were designed to ensure independence; (iv) Meridian does not have any business or personal relationship with an executive officer of the Company; (v) Meridian does not have any business or personal relationship with any member of the Committee; and (vi) neither Meridian nor any member of its consulting team owns any stock of the Company. The Committee determined, based on its analysis of the above factors, that the work of Meridian and the individual compensation advisors employed by Meridian as compensation consultant to the Committee does not create any conflict of interest. The Committee will continue to monitor the independence of its compensation consultant on an annual basis.

EMPLOYMENT ARRANGEMENTS AND SEVERANCE PROGRAM

To recruit and retain our executive officers, we periodically enter into employment letters and other arrangements or agreements, which are subject to review by the Committee.

In March 2009, we implemented a severance program (the Severance Program) to provide severance benefits to eligible employees who are terminated in certain circumstances. Severance benefits under the Severance Program vary depending on an employee’s position or tenure with the Company. Our CEO and our executives are eligible for benefits under the Severance Program in the case of a Qualifying Termination, which occurs if the officer resigns for Good Reason or if the Company terminates the executive officer other than for Cause or for Performance Reasons (as these terms are defined in the Severance Program). The employment arrangements and agreements with, and benefits to, these executives are further described in “Employment and Severance Arrangements” below.

STOCK OWNERSHIP GUIDELINES

We believe that, by holding shares of our Common Stock, RSUs, PSUs and options to purchase our Common Stock, our executive officers have interests that are closely aligned with those of our stockholders. In January 2012, we implemented, and further revised in March 2016, a formal stock ownership policy for our executive officers and Directors so that they may share in the perspectives and sentiments of our stockholders as our stock price increases or decreases.

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Compensation Discussion and Analysis

The current stock ownership guidelines are based on a multiple of base salary for executive officers and a multiple of the annual cash retainer for non-employee Directors. The ownership guidelines are as follows:

•	six (6) times annual base salary for the CEO;

•	three (3) times annual base salary for executive officers directly reporting to the CEO; and

•	five (5) times annual retainer for Directors.

In determining compliance with these guidelines, in addition to actual shares held, we count unvested time-based RSUs, unvested PSUs at target and the in-the-money value of vested options. Executives have five years from the date of hire to reach their required ownership levels and are required to retain 50% of shares net of tax obligations until they meet the ownership requirements.

As of December 31, 2017, all of our NEOs were in compliance with the stock ownership guidelines:

Name	Stock Ownership Guideline	Ownership as of December 31, 2017(1)
James D. Taiclet	6x Base Salary	122x Base Salary
Thomas A. Bartlett	3x Base Salary	36x Base Salary
William H. Hess	3x Base Salary	43x Base Salary
Steven C. Marshall	3x Base Salary	72x Base Salary
Edmund DiSanto	3x Base Salary	80x Base Salary
(1)	Based on a per share price of $142.67, the closing price of our Common Stock on December 29, 2017.

For additional information on our stock ownership guidelines and our Directors, see above under “Corporate Governance—Stock Ownership Guidelines.”

POLICIES ON TRANSACTIONS IN COMPANY STOCK; ANTI-HEDGING AND PLEDGING POLICY

Our Anti-Insider Trading Policy imposes limits as to when and how Company employees, including our executive officers and Directors, can engage in transactions in our securities, and prohibits short sales and hedging transactions with respect to our Common Stock. Our Code of Conduct provides a formal policy that prohibits our executive officers and Directors from entering into hedging transactions with respect to our Common Stock. It also prohibits our executive officers, Directors and certain other key employees from pledging shares of our Common Stock as security.

CLAW BACK POLICY

The terms of our annual performance incentive awards and long-term, equity-based awards allow the Company to “claw back” cash and shares received pursuant to such awards, respectively, or, in the latter case, require the payment to the Company of all gains realized upon disposition of such shares in certain circumstances, such as the executive’s termination by the Company for cause or following termination of employment for any reason if either: (1) the executive officer engaged in conduct while an employee that would have justified termination for cause; or (2) the executive officer violates any applicable confidentiality or noncompetition agreement.

OTHER BENEFITS

We do not believe in providing excessive perquisites to our executive officers, who participate in the same healthcare, insurance and other welfare and retirement programs as other eligible employees. These programs include health and dental coverage, group term life insurance, disability programs, our broad-based employee stock purchase program (under which we give a 15% discount to all employees on the purchase price of our stock) and matching contributions to our 401(k) plan. We share the cost of health and welfare benefits with our employees, including our executive officers, a cost that depends on the level of benefits coverage that each employee or executive officer elects.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

We do not offer our executive officers any deferred compensation plans, supplemental executive retirement plans or loans of any kind.

As shown in the “All Other Compensation” column in the Summary Compensation Table on page 53, perquisites to executive officers include an annual car allowance; reimbursement for related auto insurance premiums; and amounts for discounted parking at our corporate offices in Boston, a benefit we also provide to a number of other corporate employees.

Under limited circumstances, we provide certain perquisites to individuals recruited to key positions and to officers who move from their home countries at our request. Accordingly, in addition to the general perquisites to executive officers, Mr. Marshall, an expatriate from the United Kingdom who works in the United States as Executive Vice President and President, U.S. Tower Division, receives a goods and services differential, home leave, benefits allowances, optional relocation support allowances, housing and a retirement true up payment in connection with his role. Mr. Hess, who is performing his duties on an overseas assignment in the Netherlands, receives housing and certain other allowances, home leave, visa and immigration support, repatriation support, benefits allowance, emergency leave allowance and tax equalization and other tax support in connection with this assignment. The amount of each of Messrs. Marshall’s and Hess’s expatriate benefits is shown in the Summary Compensation Table and are consistent with packages typically offered to expatriated employees at global companies and to our other expatriated employees.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

As part of its role, the Committee considers to what extent the Company can deduct any of its executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)). As amended in December 2017 by the Tax Cuts and Jobs Act of 2017 (Tax Act), under Section 162(m), a public company cannot deduct compensation in excess of $1 million paid in any year to its chief executive officer, chief financial officer and the three other most highly compensated officers. Historically, qualified “performance based compensation” was not subject to this $1 million limitation, but this exception was removed as part of the Tax Act. In designing our compensation programs and in making awards to our executive officers, the Committee has been mindful of whether compensation would be deductible, but has always retained the flexibility to award compensation that was not deductible in order to meet the objectives of our compensation philosophy.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Committee Report

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors reviewed the Compensation Discussion and Analysis for the year ended December 31, 2017 and discussed it with the Company’s management. Based on this review and its discussions with management, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2018 Annual Meeting of Stockholders.

By the Compensation Committee of the Board of Directors of American Tower Corporation.

COMPENSATION COMMITTEE

Samme L. Thompson, Chairperson

Gustavo Lara Cantu

Raymond P. Dolan

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

Executive Compensation

The following table provides information concerning compensation earned by each of our NEOs for the years ended December 31, 2017, 2016 and 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	All Other Compensation ($)(4) (i)	Total ($) (j)
James D. Taiclet, Jr.	2017	$1,100,000	$10,000,151	$—	$1,987,700	$31,566	$13,119,417
Chairman of the Board, President	2016	$1,100,000	$9,000,102	$—	$1,716,000	$ 31,295	$11,847,397
and Chief Executive Officer	2015	$1,100,000	$4,500,019	$4,500,004	$2,073,500	$ 31,972	$12,205,495
Thomas A. Bartlett	2017	$766,500	$4,000,060	$—	$ 997,600	$ 31,583	$5,795,743
Executive Vice President,	2016	$750,000	$3,670,013	$—	$ 783,000	$ 30,430	$5,233,443
Chief Financial Officer and Treasurer	2015	$750,000	$1,835,036	$1,835,004	$ 852,000	$ 29,663	$5,301,703
William H. Hess	2017	$664,300	$4,000,060	$—	$ 864,586	$ 349,594	$5,878,540
Executive Vice President,	2016	$650,000	$3,670,013	$—	$ 678,600	$ 384,528	$5,383,141
International Operations and President, Latin America and EMEA	2015	$650,000	$1,835,036	$1,835,004	$ 738,400	$ 29,978	$5,088,418
Steven C. Marshall	2017	$664,300	$4,000,060	$—	$ 864,586	$ 208,417	$5,737,363
Executive Vice President and President,	2016	$650,000	$3,670,013	$—	$ 672,750	$ 145,671	$5,138,434
U.S. Tower Division	2015	$650,000	$1,835,036	$1,835,004	$ 733,200	$ 265,506	$5,318,746
Edmund DiSanto	2017	$613,200	$3,750,071	$—	$ 792,254	$ 31,325	$5,186,850
Executive Vice President, Chief Administrative	2016	$600,000	$3,470,080	$—	$ 631,800	$ 30,322	$4,732,202
Officer, General Counsel and Secretary	2015	$600,000	$1,735,170	$1,735,003	$ 676,800	$ 30,115	$4,777,088

(1)	The amounts in column (e) reflect the aggregate grant date fair value of RSUs and PSUs (valued assuming target performance) granted pursuant to our 2007 Equity Incentive Plan, as amended (2007 Equity Incentive Plan). The aggregate grant date fair value of the awards was calculated by multiplying the number of shares of Common Stock underlying the RSU and PSU (at target) awards by the closing market price of shares of our Common Stock on the grant date. Assuming maximum performance levels are achieved, the aggregate grant date fair value of PSUs would be as follows:

Name	Granted in 2017	Granted in 2016	Granted in 2015
James D. Taiclet, Jr.	$12,000,181	$10,800,160	$4,500,019
Thomas A. Bartlett	$ 4,800,118	$ 4,404,015	$1,835,036
William H. Hess	$ 4,800,118	$ 4,404,015	$1,835,036
Steven C. Marshall	$ 4,800,118	$ 4,404,015	$1,835,036
Edmund DiSanto	$ 4,500,040	$ 4,164,020	$1,735,170

(2)	The amounts in column (f) reflect the aggregate grant date fair value of stock options granted in 2015 pursuant to the 2007 Equity Incentive Plan. No stock options were granted to our NEOs in 2016 or 2017. See notes 1 and 13 to the consolidated financial statements included in our Form 10-K regarding assumptions underlying the valuation of our stock options.

(3)	The amounts in column (g) reflect, for the year ended December 31, 2017, cash payments made in 2018 with respect to annual performance incentive awards for services performed in 2017; for the year ended December 31, 2016, cash payments made in 2017 with respect to annual performance incentive awards for services performed in 2016; and for the year ended December 31, 2015, cash payments made in 2016 with respect to annual performance incentive awards for services performed in 2015.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

(4)	Details about the amounts in column (i) for 2017 are set forth in the table below. In accordance with SEC rules, the amounts in column (i) do not include payments for group term life insurance and other welfare benefits that are generally available to all salaried employees.

Name	Retirement Match(a)	Car Expenses(b)	Ex-Pat(c)	Other(d)	Total
James D. Taiclet, Jr.	$13,500	$16,400	$—	$1,666	$31,566
Thomas A. Bartlett	$13,500	$16,412	$—	$1,671	$31,583
William H. Hess	$13,500	$14,880	$219,525	$101,689	$349,594
Steven C. Marshall	$13,500	$17,241	$131,882	$45,794	$208,417
Edmund DiSanto	$13,500	$16,237	$—	$1,588	$31,325

(a)	Includes matching contributions pursuant to our 401(k) plan.

(b)	Includes an annual car allowance of $12,000 and additional amounts for related auto insurance premiums. These amounts also reflect reimbursement for parking expenses at our corporate offices in Boston, which is a benefit we offer to a number of our employees who work in that office.

(c)	Includes certain benefits related to Messrs. Hess’s and Marshall’s status as expatriates. For Mr. Hess, this amount includes housing and other allowances ($179,750), home leave ($28,775) and leased automobile, and for Mr. Marshall, this amount includes housing allowance ($60,000), a retirement true-up payment ($53,075), tax preparation and home leave. For more information regarding these benefits to Mr. Hess and Mr. Marshall, see “—Employment and Severance Arrangements” below.

(d)	Messrs. Hess and Marshall received an aggregate of $101,689 and $45,794, respectively, in gross payments on taxes owed with respect to perquisites or other personal benefits. The amount for Mr. Hess excludes a net amount of approximately $1.08 million for estimated foreign tax payments made on his behalf related to his international assignment. Pursuant to the Company’s tax equalization process, this amount will be finally determined upon completion of his tax returns and will be reconciled against the amounts previously withheld by Mr. Hess. Any actual benefit received by Mr. Hess will be disclosed in a subsequent proxy statement.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

GRANTS OF PLAN-BASED AWARDS FOR 2017

The following table sets forth information relating to RSUs and PSUs granted pursuant to the 2007 Equity Incentive Plan and annual incentive award opportunity for each of our NEOs as part of our annual performance incentive awards during the year ended December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3) (i)	Grant Date Fair Value of Stock and Option Awards(4) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James D. Taiclet, Jr.
Annual incentive awards		$1,072,500	$1,430,000	$2,860,000
RSUs	3/10/2017							35,218	$4,000,060
PSUs	3/10/2017				26,414	52,827	105,654		$6,000,091
Thomas A. Bartlett
Annual incentive awards		$546,131	$728,175	$1,456,350
RSUs	3/10/2017							14,087	$1,600,001
PSUs	3/10/2017				10,566	21,131	42,262		$2,400,059
William H. Hess
Annual incentive awards		$473,314	$631,085	$1,262,170
RSUs	3/10/2017							14,087	$1,600,001
PSUs	3/10/2017				10,566	21,131	42,262		$2,400,059
Steven C. Marshall
Annual incentive awards		$473,314	$631,085	$1,262,170
RSUs	3/10/2017							14,087	$1,600,001
PSUs	3/10/2017				10,566	21,131	42,262		$2,400,059
Edmund DiSanto
Annual incentive awards		$436,905	$582,540	$1,165,080
RSUs	3/10/2017							13,207	$1,500,051
PSUs	3/10/2017				9,905	19,810	39,620		$2,250,020

(1)	For 2017, the bonus target for Mr. Taiclet was 130% of base salary and for each of Messrs. Bartlett, Hess, Marshall and DiSanto was 95% of base salary. The annual incentive awards cannot exceed 200% of the bonus target, and typically the Compensation Committee does not award annual incentive awards below 75% of the bonus target. The amounts in column (c), (d) and (e) are based on 75%, 100% and 200% of the bonus target, respectively. The actual amounts we paid in connection with our annual performance incentive awards are reflected in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” For more information regarding our annual performance incentive awards, see above under the caption “Compensation Determinations for 2017—Annual Performance Incentive Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

(2)	PSUs granted under the 2007 Equity Incentive Plan.

(3)	We typically grant equity-based incentive awards to our employees, including our executive officers, as part of our annual employee performance review program conducted each February or March. On March 12, 2018, in connection with annual performance reviews and the Company’s annual employee equity grant, we awarded Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto RSUs and PSUs pursuant to the 2007 Equity Incentive Plan, in the amounts set forth below based on their performance for 2017 and expected future contributions to the Company. In determining the size of these awards, the Committee established a targeted award value for each executive officer and then allocated 40% to RSUs and 60% to PSUs.

Name	RSUs	PSUs	Grant Date Fair Value Per Share
James D. Taiclet, Jr.	$4,400,000	$6,600,000	$145.08
Thomas A. Bartlett	$1,720,000	$2,580,000	$145.08
William H. Hess	$1,720,000	$2,580,000	$145.08
Steven C. Marshall	$1,720,000	$2,580,000	$145.08
Edmund DiSanto	$1,620,000	$2,430,000	$145.08

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

RSU awards vest in 25% cumulative annual increments commencing one year from the date of grant, subject to earlier vesting under the death, disability and retirement benefits program. PSU awards vest at the end of the three-year performance period based on achievement against pre-established performance goals determined at the date of grant, subject to the terms of our death, disability and retirement benefits program.

(4)	The amounts in column (l) reflect the grant date fair value of the stock awards granted during the fiscal year ended December 31, 2017. The aggregate grant date fair value of the awards is calculated using the closing market price of shares of our Common Stock on the grant date, March 10, 2017. All PSUs are valued assuming the target number of shares in column (g).

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The compensation we paid our NEOs in 2017, 2016 and 2015 as summarized in the Summary Compensation Table is determined in accordance with employment letters and other arrangements or agreements with our executive officers, which the Compensation Committee reviews. For more information about these agreements, please see below under “Employment and Severance Arrangements.” For more information about the elements of the compensation packages paid to our executive officers, please see above under “Compensation Determinations for 2017” in the Compensation Discussion and Analysis.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2017

The following table sets forth information relating to stock options, PSUs and RSUs outstanding as of December 31, 2017 that were granted to our NEOs pursuant to the 2007 Equity Incentive Plan.

	Option Awards(1)				Stock Awards(2)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(4) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5) (j)
James D. Taiclet, Jr.	175,337	—	$ 50.78	3/10/2021	—	—	—	—
	229,754	—	$ 62.00	3/12/2022	—	—	—	—
	233,161	—	$ 76.90	3/11/2023	—	—	—	—
	227,427	75,808	$ 81.18	3/10/2024	—	—	—	—
	149,106	149,105	$ 94.57	3/10/2025	—	—	—	—
	—	—	—	—	13,858	$1,977,121	—	—
	—	—	—	—	11,896	$1,697,202	—	—
	—	—	—	—	28,508	$4,067,236	—	—
	—	—	—	—	35,218	$5,024,552	—	—
	—	—	—	—	40,764	$5,815,800	—	—
	—	—	—	—	—	—	57,017	$8,134,615
	—	—	—	—	—	—	52,827	$7,536,828
Thomas A. Bartlett	19,430	—	$ 76.90	3/11/2023	—	—	—	—
	26,954	26,954	$ 81.18	3/10/2024	—	—	—	—
	60,802	60,802	$ 94.57	3/10/2025	—	—	—	—
	—	—	—	—	4,927	$ 702,935	—	—
	—	—	—	—	4,850	$ 691,950	—	—
	—	—	—	—	11,625	$1,658,539	—	—
	—	—	—	—	14,087	$2,009,792	—	—
	—	—	—	—	16,624	$2,371,746	—	—
	—	—	—	—	—	—	23,250	$3,317,078
	—	—	—	—	—	—	21,131	$3,014,760
William H. Hess	80,863	26,954	$ 81.18	3/10/2024	—	—	—	—
	60,802	60,802	$ 94.57	3/10/2025	—	—	—	—
	—	—	—	—	4,927	$ 702,935	—	—
	—	—	—	—	4,850	$ 691,950	—	—
	—	—	—	—	11,625	$1,658,539	—	—
	—	—	—	—	14,087	$2,009,792	—	—
	—	—	—	—	16,624	$2,371,746	—	$ —
	—	—	—	—	—	—	23,250	$3,317,078
	—	—	—	—	—	—	21,131	$3,014,760

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

	Option Awards(1)				Stock Awards(2)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(4) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5) (j)
Steven C. Marshall	30,000	—	$ 43.11	3/10/2020	—	—	—	—
	61,368	—	$ 50.78	3/10/2021	—	—	—	—
	71,798	—	$ 62.00	3/12/2022	—	—	—	—
	72,539	—	$ 76.90	3/11/2023	—	—	—	—
	80,863	26,954	$ 81.18	3/10/2024	—	—	—	—
	60,802	60,802	$ 94.57	3/10/2025	—	—	—	—
	—	—	—	—	4,927	$ 702,935	—	—
	—	—	—	—	4,850	$ 691,950	—	—
	—	—	—	—	11,625	$1,658,539	—	—
	—	—	—	—	14,087	$2,009,792	—	—
	—	—	—	—	16,624	$2,371,746	—	—
	—	—	—	—	—	—	23,250	$3,317,078
	—	—	—	—	—	—	21,131	$3,014,760
Edmund DiSanto	58,446	—	$ 50.78	3/10/2021	—	—	—	—
	68,926	—	$ 62.00	3/12/2022	—	—	—	—
	69,949	—	$ 76.90	3/11/2023	—	—	—	—
	75,810	25,269	$ 81.18	3/10/2024	—	—	—	—
	57,489	57,488	$ 94.57	3/10/2025	—	—	—	—
	—	—	—	—	4,619	$ 658,993	—	—
	—	—	—	—	4,586	$ 654,285	—	—
	—	—	—	—	10,992	$1,568,229	—	—
	—	—	—	—	13,207	$1,884,243	—	—
	—	—	—	—	15,719	$2,242,630	—	—
	—	—	—	—	—	—	21,983	$3,136,315
	—	—	—	—	—	—	19,810	$2,826,293

(1)	Stock options vest in 25% cumulative annual increments commencing one year from the date of grant, subject to earlier vesting under the death, disability and retirement benefits program, and have a term of 10 years.

(2)	Stock awards consist of RSUs and PSUs granted under the 2007 Equity Incentive Plan.

(3)	For each option grant identified as unexercisable in part or in full, the following table sets forth information regarding such option grant as of December 31, 2017.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date	Original Option Grant Amount (#)
James D. Taiclet, Jr.	227,427	75,808	3/10/2014	303,235
	149,106	149,105	3/10/2015	298,211
Thomas A. Bartlett	26,954	26,954	3/10/2014	107,817
	60,802	60,802	3/10/2015	121,604
William H. Hess	80,863	26,954	3/10/2014	107,817
	60,802	60,802	3/10/2015	121,604
Steven C. Marshall	80,863	26,954	3/10/2014	107,817
	60,802	60,802	3/10/2015	121,604
Edmund DiSanto	75,810	25,269	3/10/2014	101,079
	57,489	57,488	3/10/2015	114,977

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

CEO Pay Ratio

(4)	Each of the unvested RSUs was granted on March 10, 2014; March 10, 2015; March 10, 2016; or March 10, 2017 (in descending chronological order as to the date of grant in the table for each NEO) and each vests in 25% cumulative annual increments commencing one year from the date of grant, subject to earlier vesting under the death, disability and retirement benefits program.

(5)	The market value of the RSU and PSU awards was determined using a stock price of $142.67, which was the closing price of our Common Stock on the NYSE on December 29, 2017.

(6)	The unvested PSUs were granted on March 10, 2015, March 10, 2016 and March 10, 2017 and vest at the end of the three-year performance period based on achievement against pre-established performance goals determined at the date of grant, subject to the terms of the death, disability and retirement benefits program. The Unearned PSUs are valued assuming target performance. On March 10, 2018, the 2015 PSU Awards vested. The following table sets forth the vested amounts of such awards, including the shares withheld by the Company to cover any taxes due.

Name	PSUs
James D. Taiclet, Jr.	40,764
Thomas A. Bartlett	16,624
William H. Hess	16,624
Steven C. Marshall	16,624
Edmund DiSanto	15,719

OPTION EXERCISES AND STOCK VESTED FOR 2017

The following table sets forth information relating to options exercised and RSUs vested during the year ended December 31, 2017 for each NEO.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized Upon Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
James D. Taiclet, Jr.	286,427	$25,948,193	43,938	$4,990,478
Thomas A. Bartlett	—	—	16,104	$1,829,092
William H. Hess	90,489	$4,271,593	15,779	$1,792,179
Steven C. Marshall	17,162	$1,842,512	15,779	$1,792,179
Edmund DiSanto	50,000	$4,188,950	14,966	$1,699,838

(1)	Column (c) reflects the excess of the market price of the underlying securities at exercise over the exercise price.

(2)	Column (e) reflects the market value of RSU awards using a stock price of $113.58, the closing price of our Common Stock on the NYSE on the vesting date of each RSU.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship between the annual total compensation of our median employee and James D. Taiclet, Jr., our CEO:

For 2017, our last completed fiscal year:

•	the annual total compensation of the employee identified at the median of our Company (other than our CEO), was $50,384; and

•	the annual total compensation of our CEO was $13,119,417.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Employment and Severance Arrangements

Based on this information, for 2017 the ratio of the annual total compensation of Mr. Taiclet, our Chief Executive Officer, to the median employee was estimated to be approximately 260 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records using the methodology described below. The SEC rules for identifying the “median employee” allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions to reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in determining their median employee.

To identify the median of the annual compensation of all our employees, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•	We determined that, as of October 31, 2017, our employee population, excluding our CEO, consisted of approximately 5,037 individuals. We selected October 31, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations.

•	As permitted by SEC rules, we excluded a total of 68 employees of two companies that we acquired during 2017, consisting of 60 employees of FPS Towers SAS and eight employees of Tigo Paraguay.

•	Our employee population, after taking into consideration the foregoing exclusions, consisted of approximately 4,969 individuals. Of the 4,969 employees included in the calculation, 3,322, or 67%, of them are outside the U.S.

•	To identify the “median employee” from our employee population, we selected actual cash compensation (salary and bonus) paid in 2017. Foreign exchange rates were translated to the U.S. dollar equivalent based on rates as of October 31, 2017.

•	With respect to annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column for 2017 in our Summary Compensation Table in this Proxy Statement.

Employment and Severance Arrangements

As discussed above in our Compensation Discussion and Analysis, to recruit and retain our executive officers, we periodically enter into employment letters and other arrangements or agreements, which the Compensation Committee reviews. Our NEOs are also subject to the terms of the Severance Program. The table below, “Potential Payments Upon Termination or Change of Control for 2017,” summarizes the severance benefits that would be payable to each of our NEOs if his employment had been terminated as of December 31, 2017, with respect to the different termination scenarios set forth in their agreements with us. Under the Severance Program, our executive officers are entitled to the following severance benefits upon a Qualifying Termination:

•	Cash Severance: The CEO is entitled to receive 104 weeks of base earnings and each Executive Vice President is entitled to receive 78 weeks of base earnings. In addition, each executive would be entitled to a pro-rated portion of his or her target incentive for the portion of the year prior to termination, assuming 100% satisfaction of goals or objectives related to that incentive.

•	Equity Acceleration/Vesting Provisions: If a Qualifying Termination occurs within 14 days prior to, or up to two years following, a Change of Control, each executive is entitled to full acceleration of vesting of all outstanding stock options, RSUs and PSUs, as further described below.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Employment and Severance Arrangements

•	Benefits Continuation: Each executive is eligible for continued health and welfare benefits, for which the Company will pay the employer share of the cost of coverage for a period equal to the number of weeks of base earnings payable under the Severance Program.

•	Release of Claims, Non-Compete: To receive benefits under the Severance Program, the executive must sign a separation and release agreement and a limited confidentiality and restrictive covenant agreement in forms satisfactory to the Company. In addition, at our discretion, we may require the deposit of a portion of the after-tax payments to each executive in a restricted account to serve as security for the executive’s compliance with the ongoing covenants, restrictions and obligations contained in such agreements, with restrictions on distribution up to and including forfeiture in the event of non-compliance.

Under the Severance Program, equity awards to our executive officers are subject to a double-trigger standard, whereby the executive is entitled to acceleration of his or her equity awards only in the event of a “Qualifying Termination” within 14 days before, or two years following, a “Change of Control.” In such an event, the executive is entitled to acceleration of all unvested equity-based awards (including stock options and RSUs). In addition, with respect to the grant of PSUs in 2015, the value of the PSUs earned would be determined as of the most recently completed fiscal quarter and paid out within 60 days of the anniversary of the date of grant in the year following the Qualifying Termination. With respect to the grant of PSUs in 2016 and 2017, the value of those PSUs would be determined based on target performance, pro-rated for the executive’s term of employment during the performance period prior to the Qualifying Termination and paid out within 60 days of the Qualifying Termination. If there is no Qualifying Termination or if the termination is a Qualifying Termination not in connection with a Change of Control, the executive is not entitled to any acceleration or continued vesting of his or her equity-based awards. The Severance Program does not provide for tax gross-ups.

In addition, the Compensation Committee adopted a death, disability and retirement benefits program in connection with equity awards granted to our employees, including executives, similar to that of our peer group companies. The program’s benefits provide for the acceleration of vesting and exercise periods for stock options, RSUs and PSUs granted on or after January 1, 2013 upon an employee’s death or permanent disability, or upon an employee’s qualified retirement provided certain eligibility criteria are met.

In February 2017, we entered into an amended and restated letter agreement with Mr. Hess in connection with his overseas assignment in the Netherlands. Consistent with the benefits we provide our other executive officers and our expatriate program, we agreed to provide Mr. Hess housing and certain other allowances, relocation support allowances, home leave, visa and immigration support, repatriation support, benefits allowance, emergency leave allowance and tax equalization and other tax support.

In March 2017, we entered into a new two-year letter agreement with Mr. Marshall in connection with his continued service as Executive Vice President and President of our U.S. Tower Division. Consistent with the benefits we provide our other executive officers and our expatriate program, we agreed to provide Mr. Marshall with a goods and services differential, home leave, benefits allowances, optional relocation support allowances, housing and a retirement true up payment.

We are also a party to two noncompetition agreements with Mr. Hess: (1) a noncompetition agreement related to our Mexico subsidiary, ATC MexHold LLC, entered into in 2001; and (2) a noncompetition and confidentiality agreement related to our Brazil subsidiary, ATC South America Holding LLC, entered into in 2004 and amended in 2008.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Employment and Severance Arrangements

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL FOR 2017

The table below sets forth the potential estimated payments pursuant to our Severance Program to each NEO as if the individual’s employment had been terminated as of December 31, 2017. While our executive officers are entitled to certain severance benefits upon a Qualifying Termination pursuant to the terms of the Severance Program, full acceleration of vesting of outstanding equity-based awards is limited to a Qualifying Termination upon a change in control, subject to earlier vesting under the death, disability and retirement program.

Name and Type of Payment/Benefit	Termination on 12/31/17: “for Cause”	Termination on 12/31/17: voluntary or retirement	Qualifying Termination on 12/31/17: with no Change of Control	Qualifying Termination on 12/31/17: with Change of Control
James D. Taiclet, Jr.
Base salary(1)	$—	$—	$2,200,000	$2,200,000
Annual incentive awards(2)	—	—	1,430,000	1,430,000
Value of accelerated equity awards(3)(4)(5)	—	38,350,744	38,350,744	38,350,744
Health benefits(6)	—	—	41,852	41,852
Total	$—	$38,350,744	$42,022,596	$42,022,596
Thomas A. Bartlett
Base salary(1)	$—	$—	$1,149,750	$1,149,750
Annual incentive awards(2)	—	—	728,175	728,175
Value of accelerated equity awards(3)(4)(5)	—	15,233,292	15,233,292	15,233,292
Health benefits(6)	—	—	22,829	22,829
Total	$—	$15,233,292	$17,134,046	$17,134,046
William H. Hess
Base salary(1)	$—	$—	$996,450	$996,450
Annual incentive awards(2)	—	—	631,085	631,085
Value of accelerated equity awards(3)(4)	—	—	—	15,233,292
Health benefits(6)	—	—	31,389	31,389
Total	$—	$—	$1,658,924	$16,892,216
Steven C. Marshall
Base salary(1)	$—	$—	$996,450	$996,450
Annual incentive awards(2)	—	—	631,085	631,085
Value of accelerated equity awards(3)(4)(5)	—	15,233,292	15,233,292	15,233,292
Health benefits(6)	—	—	22,829	22,829
Total	$—	$15,233,292	$16,883,656	$16,883,656
Edmund DiSanto
Base salary(1)	$—	$—	$919,800	$919,800
Annual incentive awards(2)	—	—	582,540	582,540
Value of accelerated equity awards(3)(4)(5)	—	14,360,506	14,360,506	14,360,506
Health benefits(6)	—	—	22,829	22,829
Total	$—	$14,360,506	$15,885,675	$15,885,675

(1)	For Mr. Taiclet, the amount reflects salary continuation for 104 weeks, based on Mr. Taiclet’s base salary as of December 31, 2017. For Messrs. Bartlett, Hess, Marshall and DiSanto, the amount reflects salary continuation for 78 weeks, based on base salary as of December 31, 2017. The Severance Program specifies that continuation of salary is to be paid bi-weekly.

(2)	This amount reflects an incentive award opportunity with respect to a full year of service for the year ended December 31, 2017 and assumes that a bonus target of 100% is met. Actual incentive award payments upon separation are calculated pro-rata. For the year ended December 31, 2017, the bonus target for Mr. Taiclet was 130% of base salary and for Messrs. Bartlett, Hess, Marshall and DiSanto was 95% of base salary.

(3)	Value of stock options reflects the excess of the closing market price of $142.67 of our Common Stock on December 29, 2017 over the exercise price of the stock option. Value of RSUs and PSUs is determined using the closing market price of $142.67 of our Common Stock on December 29, 2017.

(4)	As of December 31, 2017, under the Severance Program, each executive is entitled to acceleration of vesting of all outstanding equity-based awards, including, but not limited to, stock options, RSUs and PSUs, upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control, as described above.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Securities Authorized for Issuance under Equity Compensation Plans

(5)	In addition to the acceleration of vesting of all outstanding equity-based awards upon a Qualifying Termination under the Severance Program, Messrs. Taiclet, Bartlett, Marshall and DiSanto’s equity-based awards that were granted after January 1, 2013 will vest upon their “qualifying retirement,” pursuant to the terms of the Company’s death, disability and retirement program, as described above.

(6)	For Mr. Taiclet, this amount reflects a continuation of health and dental insurance for 104 weeks, based on the employer share of the cost of coverage for this time period. For Messrs. Bartlett, Hess, Marshall and DiSanto, this amount reflects a continuation of health and dental insurance for 78 weeks, based on the employer share of the cost of coverage for this time period. All amounts are estimates based on current rates and benefits elections made by each executive for the year ended December 31, 2017.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2017.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2) (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3) (c)
Equity compensation plans/arrangements approved by the stockholders(1)	8,074,877	$81.32	11,577,998
Equity compensation plans/arrangements not approved by the stockholders	N/A	N/A	N/A
Total	8,074,877	$81.32	11,577,998

(1)	Includes the 1997 Stock Option Plan, as amended, the 2007 Equity Incentive Plan and the ESPP.

(2)	Column (a) includes (i) 1,742,725 shares underlying outstanding unvested RSUs, (ii) 767,891 shares underlying outstanding unvested PSUs based on the shares earned during the first, second and third years of the performance period under the award agreement for the March 2015 grants and the maximum amount of PSUs that can be earned under the award agreements for the March 2016 and March 2017 grants, (iii) 5,557,561 shares underlying outstanding stock options and (iv) an estimated 6,700 shares relating to expected purchases under the ESPP. Because there is no exercise price for RSUs, PSUs or shares purchased under the ESPP, such awards are not included in the weighted-average exercise price in column (b).

(3)	Includes 3,097,838 shares available for issuance under the ESPP and 8,480,160 shares available for grant under the 2007 Equity Incentive Plan, as of December 31, 2017. Under the 2007 Equity Incentive Plan, we are authorized to grant various types of stock-based awards, including stock options, restricted stock, RSUs, stock equivalents and awards of shares of Common Stock that are not subject to restrictions or forfeiture. As the 1997 Stock Option Plan, as amended, terminated in November 2007 upon the tenth anniversary of its effective date, the remaining shares subject to the 1997 Stock Option Plan are no longer available for issuance.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

Proposal 1 Election of Directors

Under our By-Laws, the number of members of our Board is fixed from time to time by the Board and may be increased or decreased by a vote of the stockholders or by the majority of Directors then in office.

In June 2017, our Board increased its size to ten and appointed Ms. Grace D. Lieblein as a Director. Each of our ten directors is standing for re-election at the Annual Meeting.

The Board has nominated for election at the Annual Meeting the ten Directors listed below, all of whom were recommended for nomination to the Board by the Nominating Committee.

Each Director elected at the Annual Meeting will hold office until the 2019 Annual Meeting or until his or her successor is elected and qualified, subject to earlier retirement, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR each nominee listed below. If a nominee becomes unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board may recommend.

Required Vote

Our By-Laws require that each Director receive a majority of the votes properly cast with respect to such Director in uncontested elections (i.e., the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee). As the election of Directors at the Annual Meeting is uncontested, it requires a majority of the votes cast by, or on behalf of, the holders of Common Stock at the Annual Meeting. Abstentions and broker non-votes are not considered as votes cast “for” or “against” a Director and have no effect on the election results.

If stockholders do not re-elect a nominee who is already a Director, Delaware law provides that the Director continue to serve on the Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each Director must submit an irrevocable advance resignation that will be effective if the stockholders do not re-elect him or her and the Board accepts his or her resignation. In that situation, within 90 days from the date the election results are certified, the Nominating Committee will recommend to the Board whether to accept or reject the resignation, with the Board then taking action and promptly disclosing its decision and underlying rationale in a filing with the SEC.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee listed below to serve as Director until the next Annual Meeting or until his or her successor is duly elected and qualified.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

Relevant information about each Director nominee appears below.

      James D. Taiclet, Jr.

Chairman, President & CEO American Tower Corporation Director Since November 2003 • Chairman of the Board (February 2004-present) Age 57

Career

Mr. Taiclet is American Tower Corporation’s Chairman, President and Chief Executive Officer. He was appointed President and Chief Operating Officer in September 2001; named Chief Executive Officer in October 2003; and selected as Chairman of the Board in February 2004. Before joining American Tower he was President of Honeywell Aerospace Services, a unit of Honeywell International; Vice President of Engine Services at Pratt & Whitney, a unit of United Technologies Corporation; and a consultant at McKinsey & Company, specializing in telecommunications and aerospace strategy and operations. He began his career as a U.S. Air Force officer and pilot.

Qualifications

•   Effective leadership and executive experience, including as our Chairman, President and CEO

•   Operational, international and strategic experience with global large-cap companies

•   Named to the U.S.-India CEO Forum by the U.S. Department of Commerce in 2015

Other Public Company Boards

•   Lockheed Martin Corporation (December 2017–present)

Other Positions

•   Member, the Council on Foreign Relations

•   Member, Executive Board, National Association of Real Estate Investment Trusts (Nareit)

•   Member, Business Roundtable

•   Member, Commercial Club of Boston

•   Member, Digital Communications Governors Community of the World Economic Forum (Davos)

•   Trustee, Brigham and Women’s Healthcare, Inc. (Boston, Massachusetts)

•   Member, Advisory Council for the Princeton University Woodrow Wilson School of Public and International Affairs

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

      Raymond P. Dolan

Former President & CEO

Sonus Networks

Director Since February 2003

•   Compensation Committee (February 2003-May 2011; June 2016-present)

•   Nominating and Corporate Governance Committee (January 2004-June 2016; Chair, February 2005-May 2015)

Age 60

Career

Mr. Dolan was the President and CEO of Sonus Networks, Inc., a supplier of voice, video and data infrastructure solutions for wireline and wireless telephone service providers, from October 2010 to December 2017. Until January 2008, he served as CEO of QUALCOMM Flarion Technologies and Senior Vice President at QUALCOMM. He was Chairman and CEO of Flarion Technologies, Inc., a provider of mobile broadband communications systems, from May 2000 until its acquisition by QUALCOMM in 2006. Before that he served as Chief Operation Officer of NextWave Telecom and as Executive Vice President of marketing of Bell Atlantic/NYNEX Mobile.

Qualifications

•   Extensive leadership experience in the wireless communications industry

•   Experience with thought leaders help further our strategic vision

•   International, operational and strategic expertise

•   Strong management and board experience

Other Public Company Boards

•   Sonus Networks, Inc. (October 2010–December 2017)

Other Positions

•   Appointed by President Obama to serve on the National Security Telecommunications Advisory Committee (January 2016)

      Robert D. Hormats

Vice Chairman Kissinger Associates, Inc. Director Since October 2015 • Nominating and Corporate Governance Committee (February 2016-present) Age 74

Career

Mr. Hormats has served as Vice Chairman of Kissinger Associates, Inc., a strategic international consulting firm, since October 2013. From 2009 to 2013, he served as Under Secretary of State for Economic Growth, Energy and the Environment. Prior to that, he was Vice Chairman, Goldman Sachs (International) and a managing director of Goldman, Sachs & Co., which he joined in 1982. Mr. Hormats formerly served as Assistant Secretary of State for Economic and Business Affairs, Ambassador and Deputy U.S. Trade Representative, and Senior Deputy Assistant Secretary for Economic and Business Affairs. He also served as a senior staff member for International Economic Affairs on the National Security Council.

Qualifications

•   Significant international experience in both the public and private sectors, including key business and trade positions with the U.S. Federal government

•   Extensive knowledge of global capital markets

•   Well developed leadership skills and financial acumen

Other Public Company Boards

•   None

Other Positions

•   Member, the Council on Foreign Relations

•   Member, Investment Committee, Tiedermann Wealth Management

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

      Gustavo Lara Cantu

Former CEO

Monsanto Company, Latin America North Division

Director Since November 2004

•   Compensation Committee (May 2009-present)

•   Nominating and Corporate Governance Committee (February 2005-May 2009)

Age 68

Career

Mr. Lara is a retired business executive who most recently served as CEO of Monsanto Company’s Latin America North division. Prior to retiring in 2004, Mr. Lara had worked for the Monsanto Company in various capacities for more than 24 years.

Qualifications

•   Executive and governance experience with a global company

•   Insight into business operations in Latin America

•   Extensive knowledge of financial and business developments in Mexico

Other Public Company Boards

•   None

      Grace D. Lieblein

Former VP, Global Quality General Motors Director Since June 2017 • Audit Committee (June 2017-present) Age 57

Career

Ms. Lieblein most recently served as Vice President, Global Quality of General Motors Company, a multinational corporation that designs, manufactures, markets and distributes vehicles, from November 2014 to December 2015. Ms. Lieblein joined GM in 1978 and has held a variety of leadership positions at GM in engineering, supply chain management and international operations. Ms. Lieblein’s leadership positions have included serving as Vice President, Global Purchasing and Supply Chain from 2012 to 2014, GM Brazil President from 2011 to 2012, GM Mexico President from 2008 to 2011 and Vehicle Chief Engineer from 2004 to 2008.

Qualifications

•   Extensive management and international experience in a global large-cap company

•   Experience in working with industry leaders to help further our innovation initiatives

•   Financial expertise

•   International experience in Latin America

Other Public Company Boards

•   Southwest Airlines Co. (January 2016–present)

•   Honeywell International Inc. (December 2012–present)

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

      Craig Macnab

Former Chief Executive Officer National Retail Properties, Inc. Director Since December 2014 • Audit Committee (December 2014-present) Age 62

Career

Mr. Macnab served as CEO of National Retail Properties, Inc., a publicly traded REIT, from February 2004, and as that company’s Chairman of the board from February 2008, until April 2017. Prior to joining National Retail Properties, Mr. Macnab was the CEO, President and a director of JDN Realty Corporation, also a publicly traded REIT, from April 2000 through March 2003.

Qualifications

•   Extensive management experience with publicly traded REITs and global large-cap companies

•   Financial expertise

•   Experience as a director of other public companies

Other Public Company Boards

•   Forest City Realty Trust, Inc. (June 2017–present)

•   VICI Properties, Inc. (October 2017–present)

•   National Retail Properties, Inc. (February 2008–April 2017)

•   DDR Corp. (March 2003–May 2015)

Other Positions

•   Trustee of the Cadillac Fairview Corporation Limited, a private company and a wholly-owned subsidiary of the Ontario Teachers’ Pension Plan

      JoAnn A. Reed

Healthcare Services Consultant Director Since May 2007 • Audit Committee (November 2007-present; Chair since May 2015) Age 62

Career

Before becoming a healthcare services consultant, Ms. Reed served as CFO and SVP of Finance at Medco Health Solutions, a leading pharmacy benefit manager. After joining Medco in 1988, she spent 20 years with the company, serving in finance and accounting roles of increasing responsibility; she was appointed SVP of Finance in 1992 and CFO in 1996. Prior to joining Medco, Ms. Reed held finance roles at Aetna/American Re-Insurance Co., CBS Inc., Standard and Poor’s Corp. and Unisys/Timeplex Inc.

Qualifications

•   Financial and accounting expertise

•   Extensive board experience

•   More than 25 years of leadership experience with multinational companies in financial, strategic and business development initiatives

Other Public Company Boards

•   Waters Corporation (May 2006–present)

•   Mallinckrodt plc (June 2013–present)

•   Health Management Associates, Inc. (August 2013–January 2014)

Other Positions

•   Trustee, St. Mary’s College of Notre Dame (until April 2015)

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

    Pamela D.A. Reeve

Former President and CEO

Lightbridge, Inc.

Director Since March 2002

•  Lead Director (May 2004-present)

•  Nominating and Corporate Governance Committee (May 2009-present; August 2002-February 2005)

•  Compensation Committee (April 2004-June 2016; Chair, April 2004-May 2009)

•  Audit Committee (August 2002-July 2007)

Age 68

Career

A retired business executive, Ms. Reeve served from November 1989 to August 2004 as the President and CEO and a director of Lightbridge, Inc., a global provider of mobile business solutions to the wireless communications industry. Prior to joining Lightbridge in 1989, Ms. Reeve spent 11 years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc.

Qualifications

•  Leadership, operational, strategic and corporate governance expertise, particularly in the communications and technology industries

•  Financial expertise

•  Extensive knowledge of our Company gained from 16 years as a Director, including nearly 14 years as Lead Director

Other Public Company Boards

•  Frontier Communications Corporation (May 2010–present and Chairperson since April 2016)

•  Sonus Networks, Inc. (August 2013–May 2017)

Other Positions

•  Chairman of the Board, The Commonwealth Institute (June 2004-present)

    David E. Sharbutt

Former CEO and Chairman

Alamosa Holdings, Inc.

Director Since July 2006

•  Nominating and Corporate Governance Committee (May 2007-present; Chair since May 2015)

•  Audit Committee (April 2017-present; May 2007-November 2007)

Age 68

Career

Mr. Sharbutt is a retired business executive who most recently served as CEO and Chairman of Alamosa Holdings, Inc., a provider of wireless communications services, which was acquired by Sprint Nextel Corporation in February 2006. Mr. Sharbutt had been Alamosa’s Chairman and a director since the company was founded in July 1998 and was named CEO in October 1999. Before joining Alamosa, Mr. Sharbutt was President and CEO of Hicks & Ragland Engineering Co., an engineering consulting company (now known as CHR Solutions).

Qualifications

•  Leadership and board experience with wireless communications companies

•  Financial expertise

•  Strategic, operational and advisory roles in leading complex telecommunications enterprises

Other Public Company Boards

•  None

Other Positions

•  Director of Flat Wireless, LLC, Smartfield Inc. and MicroZap Inc., private companies

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

    Samme L. Thompson

President

Telit Associates, Inc.

Director Since August 2005 (served as director of SpectraSite, Inc. from June 2004 until our acquisition in August 2005)

•  Compensation Committee (May 2006-present; Chair since May 2009)

Age 72

Career

A business executive with more than 35 years of management experience, Mr. Thompson has served as president of Telit Associates, Inc., a financial and strategic advisory firm, since joining the firm in 2002. From 1999 to 2002, he served as SVP and Director of Strategy and Corporate Development for Motorola, Inc. Mr. Thompson also served as director of Strategic Planning and Development with AT&T Information Systems; as an SVP with Kidder, Peabody & Co.; and as a strategy consultant with McKinsey & Company.

Qualifications

•  Significant strategic and global advisory experience

•  Comprehensive board experience with companies in the wireless communications industry

•  Strong leadership skills, including managing business operations

Other Public Company Boards

•  Spok Holdings, Inc. (November 2004-present)

Other Positions

•  Board of Visitors, Joseph M. Katz Graduate School of Business

•  Board Member, Sheriff’s Meadow Conservation Land Trust, LLC

•  Member, Global Affairs Council of Chicago

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

Proposal 2 Ratification of Selection of

Independent Registered Public Accounting Firm

The Audit Committee has selected, and the Audit Committee and the Board of Directors recommend stockholder ratification of, Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2018.

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements.

Deloitte & Touche LLP has served as our independent registered public accounting firm since our inception. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of Deloitte & Touche LLP’s lead engagement partner, the Audit Committee and its Chair were directly involved in the selection of Deloitte & Touche LLP’s lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of Deloitte & Touche LLP to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders.

Although ratification by stockholders is not required by law or by our By-Laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider their selection.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they choose and will also be available to respond to appropriate questions from stockholders.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the votes cast by or on behalf of stockholders at the Annual Meeting.

The Audit Committee and the Board of Directors unanimously recommend that you vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

Proposal 3 Advisory Vote on Executive Compensation

We are providing our stockholders the opportunity to approve, on an advisory basis (a “say on pay” vote), the compensation of our named executive officers as described in “Compensation Discussion and Analysis” and related tabular and narrative disclosures in this Proxy Statement in accordance with Section 14A of the Exchange Act. We intend to submit our executive compensation to an advisory vote annually, consistent with the advisory vote of our stockholders on the frequency of the say on pay vote at our 2017 Annual Meeting of Stockholders. The next advisory say on pay vote of our stockholders on executive compensation will be held at our 2019 Annual Meeting of Stockholders.

We believe that our executive officers play a critical role in our financial, strategic and operational performance and in creating long-term stockholder value. Accordingly, our executive compensation philosophy is to create a balance that achieves our executive retention objectives while rewarding our executive officers under a pay for performance philosophy through an appropriate combination of base salary, annual performance incentive awards and long-term, equity-based compensation. The objectives of our executive compensation program include:

•	retaining our executive officers and aligning their interests with stockholder interests;

•	rewarding our executive officers for individual performance that furthers the Company’s achievement of its business strategies; and

•	rewarding our executive officers for their contributions to overall Company performance.

We continually review our executive compensation program. We also seek the input of our stockholders and based on such engagement made several changes to our executive compensation program over the last few years (see page 28).

We urge you to read the “Compensation Discussion and Analysis,” accompanying compensation tables and related narrative disclosures in this Proxy Statement, as they provide greater detail on our compensation philosophy and determinations. The Compensation Committee and the Board believe that our executive compensation program and policies are consistent with, and help us achieve the goals of, our compensation philosophy.

HIGHLIGHTS OF OUR EXECUTIVE COMPENSATION PROGRAM AND POLICIES1

•	The vast majority of our executives’ targeted compensation consists of variable pay elements. As described in the “Compensation Discussion and Analysis,” 91% and 87% of the total direct compensation opportunity (assuming target performance) for our CEO and other NEOs, respectively, was in the form of short- and long-term incentive compensation, as of December 31, 2017.

•	We weight our target compensation packages toward equity-based incentive awards to focus executives on long-term value creation and provide an appropriate balance with the short-term performance-driven incentive award.

•	Our long-term equity incentive plan does not include stock options and is a mix of 40% RSUs and 60% PSUs.

[1]	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

•	We tie our annual performance incentive awards directly to the accomplishment of specific financial, operational and strategic performance goals.

–	80% of the award encourages executive collaboration in the achievement of pre-established Company financial targets (total property revenue, excluding pass through, and Adjusted EBITDA); and

–	20% of the award encourages individual executive achievement of pre-established goals based on the four pillars of the Company’s strategy: (i) lead wireless connectivity, (ii) innovate for a mobile future, (iii) drive efficiency and (iv) grow our assets and capabilities.

•	Vesting of our PSUs is based on ROIC and Consolidated AFFO per Share growth metrics, and PSUs are subject to a three-year performance period.

•	We provide equity vesting upon a change in control only upon a termination of employment (a “double-trigger”), with no tax gross-ups provided.

•	Our retirement and welfare benefits are consistent for all employees, with no pension or deferred compensation plans for executive officers and limited perquisites.

•	Our annual performance incentive awards and long-term, equity-based awards have terms that, in certain circumstances, allow us to “claw back” cash and shares received pursuant to such awards or require the payment of gains realized upon disposition of such shares under certain circumstances.

•	Our stock ownership guidelines require each executive to own a number of shares at a multiple of his or her annual base salary (six times base salary for our CEO and three times base salary for our other executive officers who report directly to our CEO), and each executive is required to retain at least 50% of shares net of tax obligations until he or she meets the ownership requirements.

•	We conduct a risk review of our compensation programs each year to determine if any elements of the programs create an inappropriate level of risk.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the votes cast by or on behalf of stockholders at the Annual Meeting. Abstentions and broker non-votes are not considered as votes cast “for” or “against” this proposal and have no effect on the results.

Although the advisory vote on this proposal is non-binding, meaning that our Board is not required to adjust our executives’ compensation or our compensation programs or policies as a result of the vote, we encourage all stockholders to vote their shares on this matter, as the Board and the Compensation Committee will consider the voting results when determining compensation policies and decisions, including future executive-compensation decisions.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

Questions & Answers

Q.	Why did I receive these proxy materials?

A.	You received these materials because you were a stockholder as of March 28, 2018, the record date fixed by the Board, and are therefore entitled to receive notice of the Annual Meeting (Notice) and to vote on matters presented at the Annual Meeting, which will be held on May 23, 2018.

Q.	Why did I receive a Notice instead of a full set of proxy materials?

A.	The SEC allows us to make this Proxy Statement and our Annual Report to Stockholders, which includes a copy of our Form 10-K, available electronically via the Internet at www.proxyvote.com. On or about April 12, 2018, we mailed you a Notice containing instructions for accessing this Proxy Statement and our Annual Report and for voting (i.e., submitting your proxy) over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you would like a printed copy of our proxy materials, please follow the instructions for requesting those materials included in the Notice.

Q.	When and where is the Annual Meeting being held?

A.	The Annual Meeting will be held on Wednesday, May 23, 2018 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116.

Q.	Who is entitled to vote at the Annual Meeting?

A.	Holders of American Tower’s Common Stock at the close of business on March 28, 2018, the record date fixed by the Board, may vote at the Annual Meeting.

Q.	How many votes may I cast?

A:	Each share of Common Stock is entitled to one vote with respect to each of the matters submitted for vote. On March 28, 2018, there were 441,594,304 shares of Common Stock outstanding and entitled to vote.

Q.	What constitutes a quorum for the Annual Meeting?

A.	The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on March 28, 2018 constitutes a quorum for the transaction of business at the Annual Meeting. We will count abstentions and shares held by brokers or nominees who have not received instructions from the beneficial owner (broker non-votes) as present for purposes of determining the presence or absence of a quorum.

Q.	What items will be voted on at the Annual Meeting, and what is the required vote to approve each item?

A.	All stockholders are entitled to vote on the following proposals:

•	Proposal 1—To elect to the Board of Directors the ten nominees named in this Proxy Statement;

•	Proposal 2—To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018; and

•	Proposal 3—To approve, on an advisory basis, our executive compensation.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

QUESTIONS & ANSWERS

To be elected, a Director must receive an affirmative majority of votes cast—i.e., the number of “for” votes must exceed the number of “against” votes. Similarly, each of Proposals 2 and 3 also requires an affirmative majority of the votes cast. We will not count shares that abstain from voting on a particular matter as votes cast “for” or “against” such matter, and therefore, they will have no effect on the outcome of the vote or any of the Proposals.

Although the advisory vote on executive compensation is non-binding, our Compensation Committee will consider and take into account the voting results when making future executive compensation determinations.

Q.	Are there other items to be voted on at the Annual Meeting?

A.	We do not know of any other matters that may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting, your proxy authorizes the individuals named as proxies to vote, or otherwise act, in accordance with their best judgment.

Q.	How will proxies be voted at the Annual Meeting?

A.	If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•	Your broker or nominee will not have the authority to vote such shares with respect to Proposals 1 and 3, because the NYSE rules treat these matters as non-routine. Accordingly, such broker non-votes will have no effect on the outcome of the vote on these proposals.

•	Your broker or nominee will have the authority to vote such shares with respect to Proposal 2, because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence of a quorum.

If you are a registered stockholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR each of Proposals 1, 2 and 3, and in accordance with the proxy holder’s judgment for any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Q.	How do I cast a vote?

A.	You may vote by any one of the following means:

•	By Internet. If you received a Notice about the Internet availability of our proxy materials, you may submit your proxy over the Internet by following the instructions on the Notice. If you received a paper copy of a proxy card or voting instruction card by mail, you may submit your proxy over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Telephone. You may submit your vote by telephone by following the instructions on the Notice or proxy card or voting instruction card if you received such materials by mail.

•	By Mail. If you received a paper copy of a proxy card or voting instruction card by mail, you may submit your proxy by completing, signing and dating your proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•	In person, at the Annual Meeting. If you hold shares in your name as the stockholder of record, you may vote in person at the Annual Meeting. If you are a beneficial owner but not the stockholder of record, you may vote in person at the Annual Meeting only with a legal proxy obtained from your broker, trustee or nominee, as applicable.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

QUESTIONS & ANSWERS

Properly completed and submitted proxy cards and voting instruction cards, as well as proxies properly completed and submitted over the Internet, will be voted at the Annual Meeting in accordance with the instructions provided as long as they are received in time for voting and not revoked.

Q.	Can I change my mind after I vote?

A.	Yes, you can change your vote at any time before the Annual Meeting. To revoke your proxy, you must:

•	file an instrument of revocation with our Secretary, at our principal executive offices: 116 Huntington Avenue, Boston, Massachusetts 02116;

•	mail a new proxy card dated after the date of the proxy you wish to revoke to our Secretary at our principal executive offices;

•	submit a later-dated proxy over the Internet in accordance with the instructions on the Internet voting website; or

•	if you are a stockholder of record or you obtain a legal proxy from your broker, trustee or nominee, as applicable, you may attend the Annual Meeting and vote in person.

If your proxy is not revoked, we will vote it at the Annual Meeting in accordance with your instructions indicated on the proxy card or voting instruction card or, if submitted over the Internet, as indicated on the submission.

Q.	Where can I find the voting results after the Annual Meeting?

A.	We will announce the preliminary voting results at the Annual Meeting and will report the final voting results in a Current Report on Form 8-K, which we will file with the SEC within four business days after the meeting.

Q.	Who bears the cost of this proxy solicitation?

A.	American Tower Corporation bears all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, fax, electronic transmission and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy-soliciting materials to the beneficial owners of Common Stock and will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this Proxy Statement. It contains important information about American Tower that you should consider before voting.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

Additional Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. SEC rules also require such officers, Directors and ten percent (10%) stockholders to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms we received or written representations from certain reporting persons that they were not required to file a Form 5, other than Mr. Hess, who was required to file a Form 5 for his gift of shares that occurred in December 2017. Based solely on that review, we believe that, during the fiscal year ended December 31, 2017, our officers, Directors and ten percent (10%) stockholders complied with all Section 16(a) filing requirements applicable to them.

Proposals of Stockholders

Pursuant to Rule 14a-8 of the Exchange Act, we must receive any stockholder proposal intended to be presented at our 2019 Annual Meeting of Stockholders by no later than December 13, 2018 if it is to be included in the proxy statement and form of proxy relating to the meeting. Any such proposal must also comply with the other requirements of Rule 14a-8.

Under the advance notice provisions in our By-Laws, if you want to submit a proposal for the 2019 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the proxy statement under Rule 14a-8) or intend to nominate a person as a candidate for election to the Board directly, the Secretary must receive the proposal or nomination between January 23, 2019 and the close of business on February 22, 2019, which are 120 days and 90 days, respectively, before the one-year anniversary of the 2018 Annual Meeting.

If the 2019 Annual Meeting is held more than 30 days before or more than 70 days after the one-year anniversary of the 2018 Annual Meeting, the Secretary must receive any such proposal or nomination no earlier than the 120th day before the 2019 Annual Meeting and by the later of the close of business of (a) the 90th day before the 2019 Annual Meeting; or (b) the tenth day following the day on which the date of the 2019 Annual Meeting is first disclosed publicly by the Company. In addition, any proposals must comply with the other requirements of our By-Laws.

If you want to present a proposal before the 2019 Annual Meeting but do not wish to have it included in the proxy statement and proxy card, you must also give us written notice. Please address such correspondence to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If the Secretary does not receive your written notice on or before February 26, 2019, then proxies designated by the Board will have discretionary authority to vote on any such proposal.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

ADDITIONAL INFORMATION

Proxy Access

Under the proxy access provisions in our By-Laws, if you wish to nominate any person for election to our Board at the 2019 Annual Meeting, and have your nominee included in the proxy statement, the Secretary must receive your nomination notice between November 13, 2018, which is 150 days before the one-year anniversary of the issuance of this Proxy Statement, and December 13, 2018, which is 120 days before the issuance of this Proxy Statement.

If the 2019 Annual Meeting is held more than 30 days before or more than 70 days after the one-year anniversary of the 2018 Annual Meeting, the Secretary must receive your nomination notice by the later of (a) the 120th day before the 2019 Annual Meeting; or (b) the tenth day following the day on which the date of the 2019 Annual Meeting is first disclosed publicly by the Company.

Householding of Annual Meeting Materials

The SEC has also adopted a “householding” rule, which we have implemented for current and future stockholder communications, that permits us to deliver a single set of proxy materials to a household even if two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule enables us to reduce printing and mailing expenses associated with proxy materials and reduces the amount of duplicative information you might receive. Your consent will continue for as long as you remain a stockholder of the Company, unless you revoke it, which you may do at any time by writing or calling Broadridge at the following address or phone number: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (800-542-1061). If you revoke your consent, we will begin sending separate copies within 30 days of receiving your revocation.

Some banks, brokers and other nominee record holders may participate in the practice of householding notices, proxy statements and annual reports. We will promptly deliver a separate copy of each document to you if you write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500). If you wish to receive separate copies of the notice, proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report on Form 10-K

If you would like to receive, free of charge, a copy of our Form 10-K for the year ended December 31, 2017—as filed with the SEC, excluding exhibits—please write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500).

By Order of the Board of Directors,

James D. Taiclet, Jr.

Chairman of the Board, President and

Chief Executive Officer

Boston, Massachusetts

April 12, 2018

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

Appendix A

Definitions, Reconciliations to Measures under GAAP and Calculation of Defined Measures

Adjusted EBITDA is defined as net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense.

Consolidated Adjusted Funds From Operations (Consolidated AFFO) is defined as Funds From Operations, as defined by the National Association of Real Estate Investment Trusts (Nareit FFO) attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures.

We present Consolidated AFFO for the year ended December 31, 2015 before the one-time cash charge incurred in connection with a tax election, pursuant to which one of our subsidiaries no longer operates as a separate real estate investment trust, as it is nonrecurring and we do not believe it is an indication of our operating performance.

Consolidated AFFO per Share is defined as Consolidated AFFO divided by the diluted weighted average common shares outstanding.

Nareit FFO Attributable to American Tower Corporation Common Stockholders is defined as net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests.

Return on Invested Capital (ROIC) is defined as Adjusted EBITDA less maintenance capital expenditures and corporate capital expenditures and cash taxes, divided by gross property, plant and equipment, intangible assets and goodwill (excluding the impact of recording deferred tax adjustments related to valuation).

For more information regarding these measures, see “Non-GAAP Financial Measures” under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Form 10-K.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

APPENDIX A RECONCILIATIONS

Reconciliations to Historical Results

Reconciliations to Historical Results

($ In millions, except per share amounts. Totals may not add due to rounding.)
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
Net income	$57	$347	$247	$374	$382	$594	$482	$803	$672	$970	$1,225
Loss (income) from discontinued operations, net	36	(111)	(8)	(0)	—	—	—	—	—	—	—
Income from continuing operations	$93	$236	$239	$374	$382	$594	$482	$803	$672	$970	1,225
Income from equity method investments	(0)	(0)	(0)	(0)	(0)	(0)	—	—	—	—	—
Income tax provision	60	136	183	182	125	107	60	63	158	156	31
Other (income) expense	(21)	(6)	(1)	(0)	123	38	207	62	135	48	(31)
Loss (gain) on retirement of long-term obligations	35	5	18	2	—	0	39	3	80	(1)	70
Interest expense	236	254	250	246	312	402	458	580	596	717	750
Interest income	(11)	(3)	(2)	(5)	(7)	(8)	(10)	(14)	(16)	(26)	(35)
Other operating expenses	9	11	19	36	58	62	72	69	67	73	256
Depreciation, amortization and accretion	523	405	415	461	556	644	800	1,004	1,285	1,526	1,716
Stock-based compensation expense	55	55	61	53	47	52	68	80	91	90	109
ADJUSTED EBITDA	$979	$1,092	$1,181	$1,348	$1,595	$1,892	$2,176	$2,650	$3,067	$3,553	$4,090

CONSOLIDATED AFFO RECONCILIATION(1)	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
Adjusted EBITDA (from above)	$979	$1,092	$1,181	$1,348	$1,595	$1,892	$2,176	$2,650	$3,067	$3,553	$4,090
Straight-line revenue	(70)	(50)	(36)	(105)	(144)	(166)	(148)	(124)	(155)	(132)	(194)
Straight-line expense	27	28	27	22	31	34	30	38	56	68	62
Cash interest	(227)	(244)	(240)	(238)	(301)	(381)	(435)	(572)	(573)	(694)	(723)
Interest Income	11	3	2	5	7	8	10	14	16	26	35
Cash (paid) for income taxes(2)	(35)	(35)	(40)	(36)	(54)	(69)	(52)	(69)	(64)	(96)	(137)
Dividends Declared on preferred stock	—	—	—	—	—	—	—	(24)	(90)	(107)	(87)
Dividend to noncontrolling interest	—	—	—	—	—	—	—	—	—	—	(13)
Capital Improvement Capex	(29)	(33)	(33)	(31)	(61)	(75)	(81)	(75)	(90)	(110)	(114)
Corporate Capex	(13)	(6)	(8)	(12)	(19)	(20)	(30)	(24)	(16)	(16)	(17)
Consolidated AFFO	$642	$756	$852	$953	$1,055	$1,223	$1,470	$1,815	$2,150	$2,490	$2,902
Divided by: Weighted Average Diluted Shares	426.1	418.4	406.9	404.1	400.2	399.6	399.1	400.1	423.0	429.3	431.7
Consolidated AFFO Per Share	$1.51	$1.81	$2.09	$2.36	$2.64	$3.06	$3.68	$4.54	$5.08	$5.80	$6.72

(1)	Calculation of Consolidated AFFO excludes start-up related capital spending in 2012-2015.

(2)	2007 cash tax included in Consolidated AFFO calculation has been adjusted to exclude a cash tax refund received in 2007 related to the carry back of certain federal net operating losses. Consolidated AFFO for 2015 excludes one-time cash tax charge incurred during the third quarter of 2015, as we do not believe it is an indication of operating performance.

Return on Invested Capital(3)	2007	2008	2009	2010	2011	2012	2013(4)	2014	2015(4)	2016(4)	2017(5)
Adjusted EBITDA	$979	$1,092	$1,181	$1,348	$1,595	$1,892	$2,401	$2,650	$3,206	$3,743	$4,149
Cash Taxes	(35)	(35)	(40)	(36)	(54)	(69)	(114)	(69)	(107)	(98)	(137)
Maintenance Capital Expenditures	(29)	(33)	(33)	(31)	(61)	(75)	(81)	(75)	(124)	(159)	(115)
Corporate Capital Expenditures	(13)	(6)	(8)	(12)	(19)	(20)	(23)	(24)	(26)	(27)	(17)
Numerator	$903	$1,019	$1,100	$1,268	$1,462	$1,728	$2,183	$2,482	$2,948	$3,459	$3,880
Gross property and equipment	$4,992	$5,213	$5,621	$6,376	$7,889	$9,047	$10,844	$11,659	$14,397	$15,652	$16,950
Gross Intangibles	2,666	2,619	2,790	3,213	3,978	4,892	8,471	9,172	12,671	14,795	16,183
Gross Goodwill(6)	2,333	2,334	2,399	2,660	2,824	2,991	3,928	4,180	4,240	4,363	4,879
Denominator	$9,991	$10,166	$10,810	$12,249	$14,691	$16,930	$23,243	$25,011	$31,308	$34,809	$38,012
ROIC	9.0%	10.0%	10.2%	10.4%	10.0%	10.2%	9.4%	9.9%	9.4%	9.9%	10.2%

(3)	Historical denominator balances reflect purchase accounting adjustments. Additionally, 2Q 2017 and 3Q 2017 reflect PP&E accounting adjustment made in U.S. in 2Q 2017, which was subsequently reversed in 3Q 2017.

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

APPENDIX A RECONCILIATIONS

Reconciliations to Historical Results

(4)	2013 reflects Q4 2013 annualized numbers to account for full year impact of GTP transaction, 2015 reflects Q4 2015 annualized numbers to account for full year impact of Verizon transaction and 2016 reflects Q4 2016 annualized numbers to account for full year impact of Viom transaction.

(5)	Adjusted to annualize impacts of acquisitions closed throughout the year.

(6)	Excludes the impact of deferred tax adjustments related to valuation.

2017
Property Revenue	$6,566
Pass Through Revenue	$(918)
Property Revenue Excluding Pass Through Revenue	$5,648

AMERICAN TOWER CORPORATION 2018 PROXY STATEMENT

116 HUNTINGTON AVENUE BOSTON, MASSACHUSETTS 02116	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the annual meeting. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E40883-P02564	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN TOWER CORPORATION
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Gustavo Lara Cantu	☐	☐	☐
	1b. Raymond P. Dolan	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
	1c. Robert D. Hormats	☐	☐	☐	2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018.		☐	☐	☐
	1d. Grace D. Lieblein	☐	☐	☐
	1e. Craig Macnab	☐	☐	☐	3. To approve, on an advisory basis, the Company’s executive compensation.		☐	☐	☐
	1f. JoAnn A. Reed	☐	☐	☐	NOTE: To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
	1g. Pamela D.A. Reeve	☐	☐	☐
	1h. David E. Sharbutt	☐	☐	☐
	1i. James D. Taiclet, Jr.	☐	☐	☐
	1j. Samme L. Thompson	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

E40884-P02564

AMERICAN TOWER CORPORATION

116 HUNTINGTON AVENUE, 11th FLOOR

BOSTON, MASSACHUSETTS 02116

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of American Tower Corporation (“American Tower”), having received the Notice and Proxy Statement dated April 12, 2018, hereby appoints JAMES D. TAICLET, JR. and EDMUND DISANTO, and each of them, as proxies, each with the power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock, $.01 par value per share, of American Tower that the undersigned would be entitled to vote if personally present at the 2018 Annual Meeting of Stockholders to be held on May 23, 2018 at 11:00 a.m., local time, in the Braemore/Kenmore Room at the Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116 and at any adjournment or postponement thereof, on the matters listed on the reverse side that are more particularly described in the Proxy Statement dated April 12, 2018.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH OF THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side